Technical Report on the

Iron Sands Project:

The Pampa El Toro, Carbonera and Tanaca Dune Fields,

near Nazca, southern Peru

Prepared for:

Cardero Resource Corp.

By:

Mark D Cruise, EurGeol

Glenn Hoffman, MMSA QP

Effective date:

January 20th, 2008

Table of Contents

1

Summary

2

Introduction and Terms of Reference

2.1 Introduction

2.2 Terms of Reference

3

Disclaimer

4

Property Description and Location

4.1 Location

4.2 Land Tenure

4.3 Environmental and Socio-Economic Issues

5

Accessibility, Climate, Local Resources, Infrastructure and Physiography

5.1 Accessibility

5.2 Climate

5.3 Local Resources and Infrastructure

5.4 Physiography

6

History

7

Geological Setting

8

Deposit Types

8.1 Pampa El Toro Dune Field

8.2 Carbonera Dune Field

8.3 Tanaca Dune Field

9

Mineralization

10

Sampling Methods and Approach

10.1 Reconnaissance and Infill Surface Sand Sampling

 10.1 1  Field Collection Methods

 10.1.2  Sample Documentation and Security

 10.1.3  Quality Control Procedures in the Field

                   10.2  Percussion Drilling

                            10.2.1  Field Collection Methods

 10.2.2  Sample Documentation and Security

 10.2.3  Quality Control Procedures in the Field

                   10.3  Trenching

                            10.3 1  Field Collection Methods

                            10.3.2  Sample Documentation and Security

                            10.3.3  Quality Control Procedures in the Field

     10.4  Bulk Sample Collection

 10.4.1  Field Collection Methods

 10.4.2  Sample Documentation and Security

10.4.3  Quality Control Procedures in the Field

11

Sample Preparation, Analysis and Security

11.1 Magnetic Separation and Processing

11.1.1 Magnetic Separation and Processing of Reconnaissance Surface Sand Samples

11.1.2 Magnetic Separation and Processing of Drillhole and Infill Surface Sand Samples

11.1.3 Quality Control and Security

11.2 Sample Analysis and Assay Procedures

11.2.1 Sample Preparation

11.2.2 Analysis

11.2.3 Quality Control Procedures

11.2.4 Internal and External Check Assays

12

Exploration

12.1 Surface Sand Sampling

12.1.1 Reconnaissance Surface Sand Sampling Procedure

12.1.2 Infill Surface Sand Sampling Phases I and II: Pampa El Toro

12.2 Percussion Drilling

12.2.1 Percussion Drilling Programme: Phase I

12.2.2 Percussion Drilling Programme: Phase II

12.3 Trenching

13

Mineral Processing and Metallurgical Testing

      13.1 Mineral Processing and Metallurgical Testing 2005-2007

      13.2 Mineral Processing and Metallurgical Testing 2008

13.2.1 Mineral Processing

13.2.2 Metallurgical Testing

14

Data Verification

15

Mineral Resource and Mineral Reserve Estimate

16

Other Relevant Data and Information

17

Results

17.1 Surface Sand Sampling

17.1.1 Pampa El Toro Dune Field

17.1.2 Carbonera Dune Field

17.1.3 Tanaca Dune Field

17.2 Percussion Drilling: Pampa El Toro

17.3 Trenching: Pampa El Toro

17.4 Mineral Processing and Metallurgical Testing

18

Interpretation and Conclusions

19

Recommendations & Objectives

20

Date and Signature Page

21

References

22

Statement of Qualifications

Technical Report on the Iron Sands Project:

The Pampa El Toro, Carbonera and Tanaca Dune Fields, near Nazca, Peru

1

SUMMARY

This report provides two Qualified Persons Review and Technical Report on Cardero’s Iron Sands Project (ISP) to the southeast of Nazca, southern Peru.  The properties involved in the Project contain a number of iron prospects.

Dr. Mark Cruise, EurGeol, Vice President Business Development for Cardero Resource Corporation, Vancouver, served as the Qualified Person responsible for preparation of all geological and mineral resource aspects of this Technical report as defined in National Instrument 43-101, Standards of Disclosure for Mineral Projects.  This report was prepared in compliance with Form 43-101F1 (the Technical Report).

Mr. Glenn Hoffman, President, Cardero Iron Ore Company Ltd., Charlotte, NC, served as the Qualified Person responsible for preparation of all mineral processing and metallurgical aspects of this Technical report as defined in National Instrument 43-101, Standards of Disclosure for Mineral Projects.  This report was prepared in compliance with Form 43-101F1 (the Technical Report).

The effective date of this report is January 20, 2009.  The scope of the work entailed a review of all pertinent and available geological, methodological, geochemical, metallurgical and mineral processing data in sufficient detail to prepare the Technical Report to the specified standards.

The Iron Sands Project is located approximately 450 straight-line-kilometres southeast of Lima.  The coastal village of Lomas, from which all Project-related field work was conducted, and which hosts the laboratory and storage facilities for the Project, lies 528 km by road from Lima and 7 km from the Panamericana Sur highway. The magnetic separation pilot plant is located approximately 5 straight-line-kilometers due west from the center of the Pampa el Toro property, and next to the town of Acari.

Access to the properties is via the asphalted Panamericana Sur highway, and then by 50-70 km of maintained graded roads to individual sites (around 1 hour on average).  The dune fields lie at elevations between 375 and 1,600 meters above sea level (m.a.s.l.), with the Pampa El Toro Dune Field occupying a range of 1,000-1,400 m.a.s.l.  The climate is arid and the dune fields present an inhospitable and rarely visited environment.  There are no sites of agriculture or other local economic interest within the Project areas.

The 21 mining concessions which now constitute the Iron Sands Project total 15,176.93 ha. It is understood that the mineral rights to all claims on the ISP Property are held either 100% by Cardero or under agreements extant.

Dr. Cruise visited the properties on numerous occasions from 2004 to 2006.  Surface aspects of mineralization in the dune fields have been observed, and a review of the results of the work that has been conducted at the Lomas Field Site and laboratory has been made.  In all respects, Dr. Cruise concluded that the assertions made by the Contractor and other Cardero personnel in their reports were acceptable, and that due professional procedure had been adhered to during the investigations.

Mr. Hoffman visited the properties of Pampa el Toro and Carbonera in 2007 and 2008 while over-seeing the set-up, testing and operation of the pilot plant. In addition, he has visited and toured Cardero`s laboratory facilities and storage site at Lomas. Mr. Hoffman states that all metallurgical and mineral processing aspects of the project have been undertaken with professional care and attention, and that the sampling methodology and representativity are acceptable.

The ISP was initiated by Cardero Resource Corporation in mid-2005.  Preliminary surface sand sampling and magnetic separation gave magnetic concentrates (MC’s) in the range 0.7 to 21.24 Wt.%, with an average of 11.0 Wt.%.  Geochemical analyses of the magnetic concentrates by ALS Chemex Labs, North Vancouver, B.C., Canada, an independent ISO compliant laboratory, returned results of approximately 61.5% Fe and 4.3 to 6.4 % TiO2.

An initial Midrex FASTMELT test successfully produced a high-quality low-sulphur, low-phosphorus and low titanium liquid iron of approximately 91.6% iron, 4.88% carbon and <0.21% sulphur.  Waste slag from the process assayed up to 21.48 Wt.% TiO2  and 3.18 Wt.% V2O5..

On the basis of these positive results, Cardero proceeded with additional field based studies with the objective of identifying an easily accessible area containing the potential for sufficient resources of magnetite sand at sufficient concentration to support a viable 20 to 30 year integrated mining operation.  To this end, Cardero focused initial exploration work on the larger Pampa El Toro and Carbonera dune fields, and later over the highest-grade parts of the Pampa El Toro Dune Field.

Magnetite within the iron sands is believed to have been derived from erosion of locally derived intermediate andesitic volcanics. The dune sands are considered to be the product of aeolian re-distribution of contemporary and ancient beach sands and Quaternary basin sediments derived from erosion of the Marcona Formation, winnowed, and re-distributed, together with non-magnetic components, by prevailing winds, to produce potentially economic concentrations of magnetite in extensive, and partially active, dune fields.

The dune sands fall into two deposit types based on dune morphology.  The first is a stable pampa sand, consisting of a flat-to-gently-rolling sand apron surface similar to an “erg” or “sand sea”, with small active dunes superimposed.  The second is active dunes with little evidence of a stable sub-stratum.  The deposit may be classified as a heavy minerals deposit, although one generated by wind rather than water processes, as is the norm.

Magnetic minerals are distributed throughout the pampa-type and active dune surface sands as rhythmically repetitive millimetric stratified bands.  The variable intensity of the mineralization, both vertically and horizontally is probably due to differential winnowing of pampa-type and active dune sands by winds of different strengths over different periods and in different locations.

In detail the project area comprises three dune fields.  From north to south, they are; the Carbonera Dune Field, the Pampa El Toro Dune Field, and the Tanaca Dune Field.  Initial reconnaissance sampling of the three dune fields revealed that the Pampa El Toro Dune Field contained the highest concentrations of magnetite sand, and virtually all subsequent work was conducted over Pampa El Toro.  The Carbonera dune field contains only a restricted zone of higher MC values, hence no further resource evaluation work has been conducted, yet some minor raw sand mineral processing and metallurgical tests have been initiated. Investigations over the Tanaca dune field was discontinued due to relatively low values of MC and the property claims have been abandoned.

Sample collection, preparation, analysis and security issues were reviewed and found to conform with industry best practice.  Details are contained in the relevant sections of the Report.

A regional surface sand sampling programme over the Pampa El Toro Dune Field identified two areas containing >5 Wt.% MC.  Together, these two anomalous zones, the Toro West Zone and the Toro Southeast Zone respectively, cover an area of more than 15 km2.  A subsequent infill surface sampling programme over these anomalous zones extended the area containing >5 Wt.% MC to approximately 20 km2 with a mean value of 5.9 Wt.% MC.  The infill samples also revealed four higher-grade sub-zones containing >7.5 Wt.% MC and cumulatively covering around 5 km2, with a weighted mean content of 9.0 Wt.% MC.

Two phases of percussion drilling were undertaken to test the continuity of magnetic minerals at depth.  Phase I involved a widely spaced (2 km between adjacent holes) drilling programme consisting of 13 holes of which eight were drilled to a depth of 100m and four to a depth of 141m.  With the exception of one peripheral hole, which intersected bedrock at 38m, all holes bottomed in dune sands.  Phase I holes demonstrated the continuation of significant magnetite values at depth.

The Phase II percussion drilling programme was designed by SRK Consulting Engineers, Johannesburg to test approximately 6.5 km2 of the most prospective part of the Pampa El Toro Dune Field at an increased drillhole density of 250 meters and 500 meters respectively to a depth of 60m below surface.  Ultimately, a total of 109 Phase II drillholes demonstrated the continuity of mineralization at depth to at least 60m and mineralization remains open.

During splitting of samples from Phase II percussion drilling, it became clear that the material retrieved was much finer grained than the surface sands, with a significant amount “rock flour”.  It was concluded that that a certain amount of milling and grinding of the sand has occurred during percussion drilling.  This was identified as a potential problem in magnetic concentrate recovery calculations from the material, as it may result in an under-estimation of magnetic mineral content due to possible loss of magnetite to fines in addition to contamination of MC by fine non-magnetic fractions.  This is not considered a problem with future resource estimate calculations, as the estimate is based on in situ Fe grades.

Results from percussion drillhole samples showed a marked fall-off in MC values from the first few metres of the drillholes, downwards.  Therefore, trenches were excavated 5-6 metres deep alongside existing drillhole sites and sampled.  Results from the trenching agreed with those derived from percussion drilling in that they showed the same drop (approximately 20-33%) in MC values between intervals 0-1 metres and 1-5 metres from surface.  This suggests that the MC in the top metre of the pampa sands has been enriched by around 50% with respect to the underlying four metres, perhaps by a prolonged period of slow sedimentation and winnowing.

This has important implications with respect to using surface sands MC determinations, particularly pampa sands, in projecting the likely MC levels at depth.  A scatterplot of Wt.% MC for 26 Phase II Infill Survey drillholes and corresponding adjacent trenches to a maximum depth of 5 m from surface shows a weak bias towards higher MC values in the trench samples.  This may reflect losses in MC due to the presence of fines caused by milling of the drillhole samples, as noted above, and merits further investigation.

Exploration conducted to date at the Iron Sands Project has resulted in the discovery of a large, low-grade magnetite sand deposit at Pampa El Toro which could be amenable to modern bulk mining technologies.  Surface sampling and subsequent percussion drillhole testing indicates that the overall magnetite content is relatively homogeneous, particularly in the uppermost 30 meters.  Sample density achieved in the investigations is considered to be adequate to support these assertions.

Preliminary hydrogeological studies have been completed to determine if sufficient water is available to support on-site processing needs. At this time, water has not been determined to be necessary for any future operations; however the study suggests that a potentially reliable source is available from a combination of ground and surface water.

Mineral processing/recovery tests conducted by five separate laboratories provided encouraging but often conflicting results as detailed in the Report. These uncertainties have been addressed with the commission of a magnetic separation pilot plant and subsequent recovery tests on the magnetite sands. A total of 56.8 tonnes of Pampa El Toro magnetic concentrate was produced from the plant over three periods at an average recovery of 7.3 wt% MC. The range, depending on prevailing operating conditions, is from 5.8 wt% to an optimum 7.5 wt% MC recovery. These tests were conducted on a 2,500 ton bulk surface sample collected from the Pampa el Toro property.

Magnetic concentrate produced during the commission of the pilot plant illustrates incremental improvements in Fe concentrate grade (47.9±2.4%) during the initial `run-in` phase to 57% Fe following pilot plant optimisation.  Further improvements are anticipated upon completion of additional beneficiation test-work. Initial laboratory-scale mineral-processing tests on the concentrate by engineers at Natural Resources Research Institute (NRRI), Minnesota, has indicated that the concentrate can be effectively further upgraded by a standard screening process to 62.8% Fe. Further test work is ongoing.  Analyses of the concentrate were completed at ACME Analytical Laboratories, Vancouver, an ISO-compliant third party laboratory, and a smaller subset of check samples were submitted to ALS-Chemex Laboratories, North Vancouver, for verification.

Additional analyses of the Pampa el Toro bulk MC sample are recommended for further characterization of the material. Furthermore, a more precise metallurgical-grade technique for Fe determination is recommended so as to be able to better define Fe recoveries from the various test work.

The authors consider that the stated objective of the project, namely to identify a logistically easily accessible area containing the potential for sufficient resources of magnetite sand at sufficient concentration to support a viable 20 to 30 year integrated mining operation has been met. Furthermore, pilot plant and subsequent test results demonstrate that the magnetite sands can be upgraded to 55.5% Fe, and potentially 62.8% Fe.

Prior laboratory-scale tests on the MC have suggested that it is technically feasible to produce a high quality pig iron product with deleterious elements and potential by-products reporting directly to the waste slag.  More extensive metallurgical test work on the MC produced from the pilot plant tests are in progress.  The melting tests will process the concentrate to produce a large sample of both pig iron as well as slag.  The objectives of the melting tests are to define the agglomeration technology, identify melter operation parameters and produce large samples of pig iron and slag for subsequent use.  Production of a large sample of pig iron will develop confidence in the chemistry of the product that would be produced by the commercial melter.  The slag sample will be used in identifying the optimum technology route for recovery of both vanadium and titanium.  Information gathered from the slag recovery test program will define the criteria necessary for a slag recovery plant.

The percussion drilling raw (unseparated) sand samples have been split and analysed for a mineral resource estimate to be completed by SRK consulting engineers in South Africa, expected in first quarter 2009. Analytical results from all drillholes average 4.65% Fe from 0 – 30 m depth and 4.88% Fe from 0 – 15m depth.

SRK Consulting (Johannesburg) has been commissioned to prepare a resource estimate for Pampa el Toro, which it anticipates will be completed in the first quarter of calendar 2009.  In August 2008, the Company signed a contract with SRK to prepare a Preliminary Economic Assessment for Pampa el Toro.  However, given the advanced stage of testing at Pampa El Toro, SRK have agreed to skip this preliminary step and proceed directly to a Pre-Feasibility Study (PFS) and Cardero is currently reviewing SRK’s proposal in this regard.  The PFS will include a resource estimate and a determination of mining method, together with estimates for capital and operating costs.  The design of the dry magnetic separation and size classification plant will be finalized and designed for full-scale construction.  A comprehensive logistical operating plan and ore transportation plan will also be included.  A critical component of the feasibility work will be the results of the pilot-scale melting and slag recovery tests, which are currently in progress.  The concentrate will be processed into liquid hot metal (molten iron) in a pilot-scale electric arc-based smelting furnace and cast into saleable iron ingots.  The program includes agglomeration studies and testing, bench-scale smelting tests to establish operating parameters, and a large-scale smelting test intended to produce a significant quantity of pig iron product, which demonstrates steady state smelting operation and provides samples for examination by end-users.  The smelting test will also produce a large sample of slag, which will optimize the later testing of vanadium and titanium recovery technology for the commercial plant flow sheet.

A work programme based on the recommendations listed above would cost approximately US$ 3.5 million, and could be completed within a 12 to 14 month period.

2

INTRODUCTION AND TERMS OF REFERENCE

2.1

Introduction

Dr. Mark Cruise and Mr. Glenn Hoffman have provided a Qualified Person’s Review and Technical Report concerning information relating to Cardero’s Iron Sands Project to the southeast of Nazca in southern Peru (see Figure 1).  Dr. Mark Cruise, EurGeol, and Mr. Glenn Hoffman, MMSA QP, served as the Qualified Persons responsible for the preparation of the Technical Report as defined in National Instrument 43-101, Standards of Disclosure for Mineral Projects, and in compliance with Form 43-101F1 (the Technical Report).

2.2

Terms of reference

In preparing this report, Dr. Cruise and Mr. Hoffman relied on geological reports and maps, metallurgical and analytical reports and technical papers listed in the References section at the end of this report.  Additional information and data for review by Dr. Cruise and Mr. Hoffman in connection with the preparation of this Report were obtained from the Instituto Nacional de Concesiones y Catastro Minero (INACC) in Lima and through consultations with Cardero staff, including Dr. Jayson Ripke, Vice President Technical, Cardero Iron Ore Company Ltd., and Tansy O’Connor-Parsons, Senior Geochemist, Cardero Resource Corp.

Dr. Cruise visited the property numerous times from 2004 through to 2006, reviewing and visiting the Carbonera, Pampa el Toro and Tanaca dune fields, the field camp, laboratory and storage facilities at Lomas.

Mr. Hoffman visited the property numerous times in 2007 and 2008, including Pampa el Toro, Carbonera, the laboratory and storage facilities at Lomas as well as the magnetic separation pilot plant facility located in Acari.

3

DISCLAIMER

Dr. Cruise and Mr. Hoffman have not verified, independently, the legal status or ownership of any of the properties covered by this Report, or of any related option agreements, nor have they verified the legal status of any joint venture arrangements covering adjacent third-party-owned properties.

The results and opinions expressed in this report are based on Mr. Hoffman’s and Dr. Cruise’s reviews of the geological and other technical data listed in the references.  They have carefully reviewed all of the information provided by Cardero, and believe that the work practices and studies which led to this information were conducted in a proper manner and believe that the information is reliable.

4

PROPERTY DESCRIPTION AND LOCATION

4.1

Location

The Iron Sands Project is located approximately 450 straight-line kilometers southeast of Lima, at the junction between the Departments of Ica (Nazca Province, Marcona District) and Arequipa (Caraveli Province, and districts of Lomas, Bella Union, Acari and Yauca), as shown in Figure 1.   The Project area lies within an 85km diameter circle centred some 65 km southeast of Nazca (coordinates: 538,000E, 8,304,300N, UTM PSAD 56 Datum, Zone 18) and 450 straight-line kilometers southeast of Lima.  The coastal village of Lomas, from which all Project–related field work was conducted, and which hosts the laboratory and storage facilities for the Project, lies 528 km by road from Lima and 7 km from the Panamericana Sur Highway.  The magnetic separation pilot plant is located approximately 5 straight-line-kilometers due west from the center of the Pampa el Toro property, and next to the town of Acari.

The Iron Sands Project comprises two separate principal groups of mining concessions (properties or claims) located on three separate dune fields.  From north to south, they are; the Carbonera Dune Field, 30 km southeast of Nazca and the Pampa El Toro Dune Field, 80 km southeast of Nazca (Figure 2).  The Tanaca Dune Field, 100 km southeast of Nazca, has been relinquished.  The Carbonera and Pampa El Toro dune fields both lie within the confines of the Instituto Geografico Nacional (IGN) 1:100,000-scale topographic sheet 31-n (Acari), while the Tanaca Dune Field lies in the northwest corner of the equivalent IGN topographic sheet 32-ñ (Chala).  An isolated claim block “La Botella” (781.81 ha), located 60 km south southeast of Nazca (claim block reference No. 38 in Figure 2), lies above magnetite-bearing dune sands which onlap rising ground comprising bedrock of the Acari Diorite and other intrusive units of the Coastal Batholith (hosts to the nearby, and abandoned, Minas Hierro Acari magnetite-bearing vein system).

500000
550000
600000
8400000
8350000
8300000
8250000
PERU
Lima
Department of Ica
Department of Arequipa
600 KM
0
600 Km
Pisco
Pacific Ocean
Department of Ica
Iron Sands Project area
Department of Arequipa
100 Km
0
100 Km
1:6000000
Rio Ingenio
Qda. Socos
NASCA
Rio Nazca
San Luis Pajonal
VISTA ALEGRE
Copara
Rio Las Trancas
NAZCA PROVINCE
MARCONA
Marcona Junction
Marcona Iron Mine
Rio Santa Lucia
BELLA UNION
Rio Acari
Pto. San Juan
LOMAS
ACARI
ACARI
Bella Unión
JAQUI
Jaqui
CARAVELI PROVINCE
Rio Yauca
YAUCA
Lomas
Acari Junction
Yauca
Relave
Tocota
N
20
0
20 Km
1:750000
Pacific Ocean
Santa Rosa
Rio Chala
Rio Chaparra
Pto. Chala

LEGEND

- Dirt road
- Panamericana Sur Highway
- Department of Arequipa
- Department of Ica
- Provincial boundary
- District boundary
- Rivers
- PSAD 56 zone 18
- Small town and village
- City or large towns
- Aerodromes
- Deep-water port
- Project Properties

Consultora Minera Anglo Peruana S.A.	
Project: IRON SANDS PROJECT	Proprietary: CARDERO RESOURCE CORP.
Location map	
Date:	Figure 1

4.2

Land tenure

The 21 mining concessions which now constitute the Iron Sands Project total 15,176.93 ha.  Thirty-two claims, totaling 27,100 ha, which previously formed part of the project, were abandoned in 2007.  A further two claims (1,700 ha) over the Tanaca dune field were abandoned in 2008.  Three claims in the vicinity of the Carbonera property were reduced by a total of 523 ha after review by Instituto Nacional de Concesiones y Catastro Minero (INACC), as a result of over-staking of pre-existing claims.  The distribution of individual concessions is shown in Figure 2, and a complete list is provided in Table 1.  The concessions shown in Figure 2 and the list of concessions included in Table 1 are linked by a reference number.  The status of each of the concessions in Table 1 has been checked against the INACC database (effective date 20 January, 2009) and found to be correct.

Out of the total number of hectares, 4,195.12 ha cover the Carbonera Dune Field and 10,200 ha cover the Pampa El Toro Dune Field.

Cardero has assumed, from a private Peruvian company, all rights and obligations under an agreement, dated 16 December, 2005, between the private Peruvian company and Minera Ataspacas S.A. (an arm’s-length private Peruvian company) whereby the private Peruvian company has the option to acquire from Minas Ataspacas S.A. an initial 70% interest in five mineral sands concessions (totalling 3,600 ha) situated adjacent to Cardero’s existing iron sands claims.  In order to exercise the option, Cardero is required to pay a total of US$ 2,500,000 over five years to 15 December, 2010, and incur exploration expenditures of not less than US$ 250,000 over the same period.  Upon Cardero having the acquired the 70% interest, a joint venture company will be formed with Minas Ataspacas S.A., and each party will thereafter be required to contribute its share of ongoing expenditure or be diluted.  If either party is diluted to less than 10%, such interest will be converted to a 2% NSR royalty.  If Minera Ataspacas S.A. is reduced to the 2% NSR, Cardero may purchase half the NSR (1%) for US$ 2,000,000 within 24 months of the exercise of the option, and the remaining half (1%) for US$ 8,000,000 within 36 months of the exercise of the option.

Dr. Cruise has not reviewed, independently, the mineral titles to assess the validity of the stated ownership, and relies on documentation provided by Cardero, albeit checked against existing databases available from INACC.

The annual holding costs (vigencia) for 2009 are estimated to be US$ 45,530.79, and must be paid by 30 June, 2009 for the claims to remain in good standing.

For ease of reference, the overall Property can be divided into three elements at varying stages of exploration:

a)

The Pampa El Toro Dune Field

b)

The Carbonera Dune Field

c)

The Tanaca Dune Field (relinquished)

Table 1. List of existing and abandoned concessions as relating to the Iron Sands Project.

4.3

Environmental and Socio-Economic Issues

The mining concession Hanna III (800 ha), and the northern 600 ha of Hanna I (900 ha), (total hectares 1,400 ha) lie within the “Nazca Archaeological Reserve”.  It is unlikely that a mining license eventually would be granted over this area.  There are no populated sites within the confines of the Iron Sands Project properties.

525000
550000
575000
8350000
8325000
8300000
8275000
8250000
30_n
Nazca
30 - ñ
Puquio
31 - n
Acari
31 - ñ
Jaqui
32 - n
Yauca
32 - ñ
Chala
Santa Is
Santiago Nuevo
NASCA
Chuquimaran (Destruido)
Vista Alegre
Uchuytambo
Salsa
SANTA LUCIA
Cupara
N
Area Covered by Field Sampling
Carbonera Dune-Field Boundary (approx.)
Pampa el Toro Dune-Field Boundary (approx.)
Cerro de Arena
ACARI
Bella Union
Sand Processing
Plant, projected
Jaqui
Tanaca Dune-Field Boundary (approx.)
Lomas
Pacific Ocean
Chaviña
Yauca
Tanaca
10 0 10 Km
1:500,000
Datum: PSAD 56 zone 18
Datum: WGS 84 zone 18
LEGEND
Motorable Track
Track
Dirt road
Panamericana Sur Highway
Minera Koripampa Properties
Minera Ataspacas Properties
38 Claim block reference No (see table 1)
Small town and village
City or large towns
Aerodromes
Dune field margin
Limit of area sampled
1:100,000 scale IGN topographic sheet boundaries
Consultora Minera Anglo Peruana S.A.
Project:
IRON SANDS PROJECT
Proprietary:
CARDERO RESOURCE CORP.
Properties map
Date:
Figure 2

5

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE & PHYSIOGRAPHY

5.1

Accessibility

Access to the Property is via the Panamericana Sur Highway from Lima (528 km to the coastal village of Lomas, approximately six hours), and then between 50 and 70 km by local dirt roads to individual sites (around 1 hour on average).  Accessibility is good to the margins of the Project areas by 4x4 vehicles.  Access to the dune fields is possible utilizing a combination of 4x4 vehicles and “dune buggies” where required.  Access to the core portion of the Pampa el Toro dune field, where the majority of the work has occurred, is by 4x4 vehicle.

The northernmost Carbonera Dune Field was accessed by dune buggy via either of two separate routes from the Panamericana Sur Highway.  The southern part of this dune field was reached from Marcona Junction on the Panamericana Sur Highway (Figure 1) via local desert roads into Quebrada Carbonera, which forms the steep south-eastern margin of the dune field, and then northwards into the dune field itself.  Access to the more rugged northern part of the dune field was via the Rio las Trancas Valley further to the north.  The western margin of the retained area is accessible by 4x4 vehicle.

The Pampa El Toro Dune Field was accessed during the 2005 reconnaissance surface sand-sampling programme from the Acari Junction on the Panamerican Sur Highway and then via local dirt road to the village of Acari.  A rough access road was built from Acari to the upper levels of the dune field prior to percussion drilling, although access was restricted to dune-buggy or light pick-up truck due to the steepness of the sandy slopes.  A heavy duty road capable of taking drilling equipment was constructed from the Panamericana Sur Highway just south of the village of Chavina in November 2005 (see Figure 2).

The Tanaca Dune Field lies a few kilometers from the Panamericana Sur Highway close to Yauca Junction, and was easily accessed by dune buggy for the limited amount of work conducted at this site

5.2

Climate

The Project area lies within the desert coastal tract of southern Peru, a northward continuation of the Atacama Desert of northern Chile.  It is extremely arid, receives little annual rainfall (‹1 cm/year) and is virtually devoid of vegetation, except in irrigated river valleys.  During the summer months, the climate is extremely hot and dry, with only gentle breezes along the coast and high temperatures over the dune fields and valleys, with little movement of sand.

During the winter months, the coastal areas below 1,000 m.a.s.l. are cool, and covered by sea mists which contribute to a humidity of around 100% and light drizzle which gives rise to sparse vegetation (“lomas”) on which domestic animals are able to graze.  Strong onshore (southeast, verging-to-south, verging-to-southwest) winds are generated at this time by solar heating of the hinterland pulling cooler air inland from the coastal belt.  These winds carry the mist and a considerable burden of aeolian sand with them, the latter being deposited against rising ground as the strength of the winds diminishes.

5.3

Local Resources and Infrastructure

The local economy is very poor, and dominated by agriculture and animal husbandry in the river valleys where irrigation is possible.  The dune fields constitute hostile terrain and are generally unvisited.

The deep-water port of San Juan (exit port for the Marcona Iron Mine) is situated around 40 km from the Panamericana Sur Highway and a further 100 km (maximum) from any of the dune fields under investigation.

5.4

Physiography

The large dune fields of southern Peru were described in detail by Gay (2005), who referred to the Carbonera Dune Field (Cerro Copara Sand Mass) and the Pampa El Toro Dune Field (Acari Sand Mass) as resulting from the action of strong, persistent, onshore winds (southeast-to-south-to-southwest) acting on large quantities of coastal beach sands derived from rapid uplift of the Andes (and coastal belt) under the influence of an extremely arid climate.  He concluded that the dune fields accumulated at elevations of between 500 and 2000 m in the Andean foothills where weakening of the carrying winds against rising topography led to deposition of the sands.

The Pampa El Toro Dune Field comprises a mainly flat-lying to gently-rolling pampa or “erg” (sand sea) in its southern and eastern part, and active dune fields in the north and west.  By contrast, the Carbonera Dune Field is composed entirely of active dunes, as is the Tanaca Dune Field.

a)

Dune morphology- Pampa El Toro Dune Field:

The Pampa El Toro Dune Field is oriented roughly north-south around the western and southern flanks of Cerro de Arenas.  Surface area amounts to > 120 km2, of which around two-thirds in the south and south-eastern part of the field consists of pampa sands (a flat-to-gently-rolling sand apron surface similar to that of an “erg” or “sand sea”.  The remaining third consists of active dunes of small and similar size, mainly in the northern part of the area.

Topographically, the Pampa El Toro Dune Field is a perched dune field situated high above the valley floor at elevations of between 1000 m and 1400 m.a.s.l., rising in elevation from the south towards the north and northeast.

b)

Dune morphology- Carbonera Dune Field:

The Carbonera Dune Field is dominated by active dunes of varying sizes without pampa-style sand aprons.  The surface area is greater than 100 km2, although much of the western margin consists of relatively thin and discontinuous small barchan dunes covering bedrock.  Dunes thicken to the northeast, where several very large and steep-sided dunes dominate the landscape.  The dunes in the central part of the area are smaller and of uniform size whereas the dunes thicken to the southeast where they form steep slopes down to the valley floor of Quebrada Carbonera.  The Carbonera Dune Field (CDF) is relatively uniform at elevations of between 1400 m and 1600 m.a.s.l.

c)

Dune morphology- Tanaca Dune Field:

Unlike the other dune fields, which are inland and at a higher elevation, the Tanaca dunes lie immediately adjacent to the shoreline of the Pacific Ocean, extending up to 15 km north-north-eastwards from the beach at Playa Tanaca.  The Tanaca Dune Field covers an area of approximately 100 km2.

The south-western and western flanks of the dune field consist of a relatively flat-lying belt of intermittent black sands at elevations of around 375-400 m.a.s.l., and it was this area which was sampled, partly due to ease of access from the adjacent Panamerican South Highway and partly due to complex dune topography in the northern part of the field.

6

HISTORY

The Pampa el Toro dune sands were investigated for their iron, titanium and vanadium content by the Marcona Mining Company between 1959 and 1961.  The high titanium and vanadium content of the magnetite, untreatable at that time, ended the project in the early 1960’s.  Later, the Peruvian Ministry of Energy and Mines identified the iron potential of the sands in 1974 as part of a United Nations sponsored national iron inventory study.

The Iron Sands Project was initiated by Cardero Resource Corp. in mid-2005, following the acquisition of magnetite-bearing sand-dune properties located southeast of Nazca.  Preliminary surface sampling of magnetite-bearing active dune sands (a suite of 12 samples from the Carbonera Dune Field), and separation of the magnetic fraction, gave magnetic concentrates (MC’s) in the range 0.7 to 21.24 Wt.%, with an average of around 11.0 Wt.%..  Geochemical assays of the magnetic concentrates by ALS Chemex Labs, North Vancouver, B.C., returned results of about 61.5% Fe and 4.3 to 6.4 % TiO2.

Also during 2005, magnetic concentrates separated by SGS Lakefield Research, Ontario, from two preliminary bulk samples from the Carbonera Dune Field were sent to Midrex Technologies Inc., a division of Kobe Steel, in North Carolina.  An initial Midrex FASTMELT test successfully produced a high-quality low-sulphur, low-phosphorus and low titanium liquid iron of approximately 91.6% iron, 4.88% carbon and <0.21% sulphur (Ripke, 2005).  Waste slag from the process reportedly assayed up to 21.48 Wt.% TiO2  and 3.18 Wt.% V2O5. (Cook, 2006).

Based on these early positive Midrex results, Cardero decided to continue with the Iron Sands Project with the objective of identifying a logistically easily accessible area containing the potential for sufficient resources of magnetite sand at sufficient concentration to support a viable 20 to 30 year integrated mining operation.  To this end, Cardero focussed initial exploration work on the larger Pampa El Toro and Carbonera dune fields, and later over the highest-grade parts of the Pampa El Toro Dune Field.

7

GEOLOGICAL SETTING

Regional basement in the coastal area between Marcona and Yauca consists of gneissic and schistose Precambrian metamorphic rocks separated, by angular discontinuity, from silicified and metamorphosed carbonate rocks of the overlying Lower Palaeozoic Marcona Formation.  It is the Marcona Formation which hosts the Marcona Iron Mine, an IOCG-style iron oxide deposit of around 1,440Mt at 54.1% Fe (Hawkes et al, 2002).  The Marcona Formation is unconformably overlain by Triassic, Jurassic and Cretaceous volcanic and sedimentary sequences which, in turn, were intruded by stocks and dykes belonging to the Peruvian Coastal Batholith complex.  These strata were, in turn, deformed, uplifted and eroded, and formed a base on which Quaternary sediments were deposited.

The Marcona iron ore has a different chemical signature than the iron sands, which contain elevated Ti and V concentrations.  It is speculated that the iron-bearing minerals contained in the iron sands either partially or wholly originated from the volcanic units overlying the Marcona formation, however additional as yet unidentified sources are possible.

A Cardero consulting geologist, Gary Belik, reported the presence of a Quaternary basin flanking rising ground in the study area, with exposures of friable sand sequences locally containing visible magnetite (Belik, 2005).  However, Belik also noted that most of the Quaternary sections were not magnetite-bearing, and were disrupted by lenses and layers of barren conglomerate, clay and volcanic ash, and concluded that the Quaternary sediments did not present an attractive exploration target for iron, relative to the active dune sands (Cook, 2006).  However, it is possible that erosion of these Quaternary sediments contributed significant quantities of magnetite material contained in the dune fields.

Mineralogically, the principal iron-bearing minerals in the dunes consist of magnetite, titanomagnetite and ilmenite, with minor to trace amounts of hematite, rutile, titanite, ulvospinel and goethite.  Silicate minerals, which make up the bulk of the sands, are primarily quartz, plagioclase, amphibole, chlorite, mica and pyroxene (SGS Lakefield Research, 2005a).  The majority of the ilmenite (80-85% by volume) is associated with magnetite, titanomagnetite and hematite, with the remaining 15-20% by volume present as free ilmenite grains.

The dune sands are considered to be the product of aeolian re-distribution of contemporary and ancient beach sands and Quaternary basin sediments derived from erosion of the bedrock, winnowed, and re-distributed, by prevailing winds (Gay, 2005) to produce potentially economic concentrations of magnetite in extensive, and partially active, dune fields.

8

DEPOSIT TYPES

The dune sands fall into two deposit types based on dune morphology.  The first is a stable pampa sand, consisting of a flat-to-gently-rolling sand apron surface similar to an “erg” or “sand sea”, with small active dunes superimposed.  The second is active dunes with little evidence of a stable sub-stratum.  The deposit may be classified as a heavy minerals deposit, although one generated by wind rather than water processes, as is the norm.

8.1

Pampa El Toro Dune Field

The Pampa El Toro Dune Field is aligned approximately N-S around the western and southern flanks of the Cerro de Arena.  Surface area is >120 km2, although 2005 sampling was confined to ~63 km2 in the southern and eastern parts of the field.  Around 2/3 of this area (~41 km2) is comprised mainly of stable pampa sands, predominantly in the south and south east.  The remaining 1/3 of the area consists of active sand dunes, mainly in the northern parts of the area.  Active sand dunes are relatively small, and of similar size.  Cardero holds claims in ~100 km2 of the dune field.

Topographically, the Pampa El Toro Dune Field is a perched dune field, situated high above the desert plain.  Most of the area lies between 1000 and 1400 m.a.s.l., elevation increasing from the south towards the northeast.  This is ~1000m above the level of the adjacent Acari Valley (elevation ~150 m.a.s.l.).  Sand depth is a minimum of 141m, geological reconstruction by Cardero suggests the dune field may attain thickness approach 300 meters in places although ultimate depths are unknown.

In general, particle sizes of pampa sands appeared to be somewhat coarser than active sand dunes, perhaps due to active winnowing, although both are fine-grained.

8.2

Carbonera Dune Field

This dune field is dominated by active dune sands.  The dune field is bounded to the south and southeast by Quebrada Carbonera, and exhibits very steep slopes down to the desert floor to the southeast and northeast.  Surface area is >100 km2, although much of the western margin consists of relatively thin and discontinuous small barchan dunes covering bedrock.  The approximately 72 km2 area sampled during 2005 is likely to account for most of the thicker portion of the dune field, with the exception of the south-eastern slope of the dune field which was not sampled.

Dunes thicken to the northeast, where several very large and steep-sided dunes dominate the aeolian landscape.  Also, in general, the Carbonera Dune Field is more complex, with greater variations in size and steepness of individual dunes.  The dunes in the central part of the area are smaller and of relatively similar size.  The Carbonera Dune Field is at a slightly higher elevation than the Pampa El Toro Dune Field, being relatively uniform within the range 1400 – 1600 m.a.s.l.

8.3

Tanaca Dune Field

The Tanaca Dune Field covers an area of approximately 160 km2 and lies between the villages of Yauca and Tanaca, southeast of Pampa El Toro and immediately adjacent to the Pacific Ocean.  Despite its accessibility with respect to the Panamerican Sur Highway, the Tanaca dune field is notable for its rugged aeolian terrain, and only the south-western and more practicably accessible part of the dune was sampled on a relatively ad hoc basis.  Out of a total of 18 bulk sand samples taken, only three gave MC values above 5 Wt.% within a narrow north-northwest trending corridor, and no further work was undertaken within the scope of the programme executed to date.

9

MINERALIZATION

The magnetic minerals component of the dune sands is believed to have been derived from erosion of the bedrock, and also later Quaternary basin sediments which probably received their magnetic minerals from the same source.  The magnetic minerals were transported, together with non-magnetic components, by prevailing winds (Gay, 2005), to produce potentially economic concentrations of magnetite in extensive, and still active, dune fields.

Magnetic minerals are distributed throughout the pampa-type surface sands and the active dune sands as rhythmically repetitive millimetric stratified bands.  The variable intensity of the mineralization, both vertically and horizontally (up to 15.36 Wt% magnetic concentrate) is probably due to differential winnowing of pampa-type and active dune sands by winds of different strengths over different periods and in different locations.

Grain size analysis of sands from Pampa El Toro and Carbonera showed that surface pampa-type sands were generally somewhat coarser-grained than surface sands taken from active dunes in both of those two dune fields.  This may be explained by winnowing of the surface sands in areas with stable pampa-type sands.  A sieve-size analyses conducted by Ripke (2005), examined a 1,060 kg bulk, un-separated, surface sand sample from active dune sands at the southern margin of the Carbonera Dune Field.  The sands had a size range of 45-425 microns, with 70% of the magnetic concentrate reporting to the 106-180 micron range and very little magnetic component over 212 microns.

Similar results were obtained by Le Couteur (2005), who screened two active dune sand samples from the Pampa El Toro Dune Field, and found that 63.5% (for the coarser grained of the two samples) and 80% (for the finer-grained sample) of the magnetic mineral concentrate, respectively, was contained in the <150 micron fraction, with most of the remaining magnetic fraction reporting to the slightly coarser 150-250 micron range.  Bateman Minerals and Metals (Pty) Ltd., reported an average particle size of 125 micron for MC “sinks” (TBE separation) carried out on a composite of ‘milled’ drillhole samples and consequently is not considered to be representative of the dune field (Rademeyer, 2006).  Deeper, pampa-type, sands obtained during percussion drilling were finer-grained than either the active dune sands or the pampa sands, although there is overwhelming evidence (including rock flour in recovered samples) that there was milling of the sands during drilling.

During Phase II percussion drilling and accompanying trenching, it was observed that the grain size of material collected from the drillholes was significantly finer than that encountered during trenching (Torres, 2006a).

The presence of fines in drillhole samples was corroborated by SRK Consultants Ltd. who noted that material was being lost as fines through the cyclone exhaust and that fines captured as part of the sample were problematical when passed through the magnetic separator.  Fines tended to agglomerate and bounce off the drum during separation (Van der Merwe, 2006b).  This raises the possibility that the MCs of drillhole samples are systematically understated due to loss of magnetic minerals to fines.  The most recent work by SRK indicates that these should not create any issues from a resource estimate perspective (Wanless, 2008, pers comm).  Furthermore the pilot plant tests conducted in 2008 have shown that magnetic concentrate recoveries from Pampa el Toro are a maximum of 7.5 wt% MC (see section 13.2).

Preliminary mineralogical studies, from the Carbonera Dune Field indicated that the magnetic concentrate consisted mainly of titanomagnetite (Fe2+{ Fe3+, Ti}2O4), magnetite (Fe3O4) and minor ilmenite (FeTiO3; Le Couteur 2005).  Detailed point counts of the various minerals were not conducted during this study.  However, on the basis of 45 mineral grains in a polished section of the sample, Le Couteur estimated the composition to be around 50% titanomagnetite, 40% magnetite and 10% ilmenite.  It was also noted by Le Couteur that titanomagnetite and magnetite have been partially altered by martitization to titanohematite and hematite grains respectively, and that this alteration not only frequently follows octahedral planes bisecting the grains but also forms grain rims.

SGS Lakefield (2005a, 2005b) performed similar mineralogical tests on two surface bulk samples (#1 magnetic concentrate and #2 ROM) collected from the Carbonera dune fields.  The majority of the Fe-bearing minerals comprised magnetite, titanomagnetite and ilmenite, with lesser hematite, rutile, titanite and ulvospinel.  Detailed point counts demonstrated that the 80-85% (by volume) of ilmenite (the main Ti-bearing phase) is locked within the magnetite crystals as micron-to-sub-micron scale intergrowths, whereas only 15-20% is free ilmenite.

10

SAMPLING METHODS AND APPROACH

10.1

Reconnaissance and infill surface sand sampling

10.1.1

Field collection methods

In all cases, field sampling equipment consisted of a Jones riffle splitter with stainless steel catch pans, a series of steel sample collection pans, and a short-handled shovel.

Two different sampling techniques were employed for the pampa and active dune sands respectively.

a)

Pampa sands

After digging an 80-90 cm deep pit in the relatively flat-lying pampa, three vertical channel samples were taken by sweeping a shovel blade upwards from base to top along different parts of one sidewall of the pit (Figure 3a).  Each of the three channel samples was split once in a Jones splitter, and a composite sample made by combining one of each of the three splits.  The remaining halves of the three splits were discarded.  The final sample weighed 10-12 kg.

b)

Active dune sands

A different collection method was adopted for the active dune sands, where a greater variation in results was considered possible from the constantly-shifting dunes.  Nine individual sub-samples were collected on a north-oriented cross, with the designated sample site location at its centre (Figure 3b).  Each of the nine sub-samples were taken as one “spade-full”, after scraping away the upper several centimetres of surface sand.  These individual samples were then riffle-split twice, and composited to produce a final sample weighing around 10-12 kg.

Figure 3a.

Schematic diagram showing field procedure for collecting reconnaissance sand samples at pampa sand sites.

Figure 3b.

Schematic diagram showing field procedure for collecting reconnaissance sand samples at dune sand sites.

10.1.2

Sample documentation and security

Sample site locations (UTM coordinates, WGS 84 datum, 18S zone) were selected in advance to ensure that any sample site selection biases were eliminated.  Sites were located by pre-entering coordinates into a Garmin GPS and utilizing the “go-to” feature to travel to the spot with a horizontal accuracy of approximately 5m.  Only a few sites were moved, minimally, from their pre-ordained locations as a result of local conditions such as steep dune slopes.

At each site, UTM coordinates were re-read and recorded on field cards, along with sample number, site number, sample-type information, site elevation, duplicate / standard status (if applicable), reference to digital photo of sample site and other relevant data as required.  Sample numbers were written two or three times onto heavy-duty polythene sample bags using indelible markers, and a numbered ticket detached from the respective field card placed in each bag.  Each sample bag was secured with heavy string and placed within protective rice sacks for transport via dune buggy and truck to the field camp at Lomas.

All field samples were temporarily stored in a locked warehouse with night-watchman cover in Lomas, prior to being double bagged, trucked to Lima, and sea-freighted to Vancouver.

10.1.3

Quality control procedures in the field

Quality control procedures used to help quantify the extent of site and sampling variations included the collection of field duplicate samples, within-pit duplicate samples and splitter (check) duplicates at regular intervals, and also the incorporation of field standards into the collection suite.

Field duplicates were collected at the rate of one pair every ten samples.  Pampa site duplicates were collected by the method noted above (10.1.1a) from two adjacent pits dug approximately 3.5m apart.  Dune sand site duplicates were collected by the method noted above (10.1.1b) but by moving the sites of individual sub-samples (and therefore the north-oriented cross as a whole), 3 metres to the east and 1 m to the north to create a new identical sampling cross with individual sub-sample separation equivalent to that between pampa sample duplicates (Figure 4a).

Within-pit duplicates also were collected at the rate of one pair every ten samples.  Pampa sands within-pit duplicates were taken by the same methodology from the opposite wall of the same pit.  Dune sands “within-pit” duplicates were produced by repeating the process described in 10.1.1b above with a second sub-sample “spade-full” taken immediately adjacent to the first (Figure 4b).

Splitter duplicates also were collected at the rate of one pair for each ten samples, and involved bagging separately but numbering identically each of the respective splits for a given sample site.  However, the practice of taking riffle splitter duplicates to test for variations introduced by the splitting method was later discontinued in the surface sampling programme as no significant differences in results were detected between splitter duplicate pairs.

Slots for insertion of field standard samples, included to monitor magnetic concentrate separation processing accuracy and precision, were left open every 20 samples.  As no standards are commercially available for the separation of magnetic minerals from iron sands, a field standard was prepared from a high-magnetite site at Pampa El Toro.  In the analytical assay suites, the magnetic concentrate from this sample was used as a drift monitor.

Figure 4a.  Schematic diagram showing procedure for collecting field duplicate samples during reconnaissance sand sampling at dune sand sites.

Figure 4b.  Schematic diagram showing procedure for collecting within-pit duplicate samples during reconnaissance sand sampling at dune sand sites.

Figure 5.  Typical 20-sample collection “block” used is The Pampa El Toro reconnaissance surface sands sampling programme.

A typical 20-sample collection block used in the Pampa El Toro and Carbonera surface sands sampling program, showing duplicate, field standard insertion frequency and labelling protocol is shown in Figure 5.

10.2

Percussion Drilling

10.2.1

Field collection methods

Sand samples were obtained from the drill rig at one metre intervals, discharged into heavy polythene bags, tied, labelled, and left onsite for splitting.  Each 1 metre sample weighed approximately 40-45 kg.  Five-metre composite samples were prepared by splitting the sand recovered from each interval using a large “Jones Riffle Splitter”.  In each case, composites were prepared by pouring the five bags (approximately 200-250 kg total) onto large plastic trays, homogenizing, and splitting three times to produce a single 25-30 kg composite sand sample for each 5 m interval.  These samples were transported to the Lomas laboratory for magnetic separation.  Reject drilling samples are stored at the drilling site, buried and covered with sand to prevent deterioration of the bags due to ultraviolet radiation.

The reject drilling samples were re-split, employing the same procedures, and reduced to 5 kg representative composite samples for each 5 m interval of drilling.  These samples were transported to the laboratory in Lomas and are stored as representative raw (unseparated) sand samples from the drilling campaigns.

10.2.2

Sample documentation and security

Sample documentation and security followed the same protocol as that adopted for Reconnaissance and infill surface sand sampling described above.  However, differential rather than hand-held GPS was used to position holes, and later to check coordinates of drill sites with greater confidence.

10.2.3

Quality control procedures in the field

Quality control procedures included the collection of splitter duplicates at regular intervals and the incorporation of field standards (for magnetic separation) and certified reference materials (for analytical quality control) into the sample suite.  Given the limitations of collecting drill hole samples compared to surface samples, it was not possible to collect the equivalent of field duplicate or within-pit duplicate samples.  It should be noted that in this case (cf. surface samples) the numbering scheme used for splitter duplicates ensures that their relation to adjacent samples remains blind to the processing laboratory (Figure 6).

Splitter duplicates were collected at a rate of one pair every 10 samples for the magnetic separation work, and one pair every 20 samples for the analytical work.  The location of splitter duplicates in the drill hole were chosen in advance, and the duplicates were prepared by retaining both halves of the third, and final, split of these samples during riffle splitting.  In these cases the usual split was retained for the routine sample, and the other split was retained as the splitter duplicate sample.  Note that the splitter duplicate is a field processing duplicate with no field sampling variation component.

In the case of the raw (unseparated) sand samples, analytical duplicates were also inserted, by means of leaving an ‘open’ sample number (empty bag) every 1 in 20 samples.

Slots for insertion of a control standard were left open at a rate of one in 20 drilling samples.  A thoroughly-homogenized field standard was inserted for monitoring the quality of the magnetic separation work and as an analytical drift monitor in magnetic concentrate analyses.  Certified reference materials were inserted to monitor analytical accuracy in the raw (unseparated) sand samples.  As the analytical laboratory had difficulty fusing the high-grade, commercially-available certified reference material that was obtained for the analysis of the magnetic concentrate samples, an analytical drift monitor was created from pulverized and homogenized magnetic concentrate material from two routine samples from Pampa El Toro.

A typical 20-sample collection block used in drill hole sampling, showing splitter duplicate, control standard insertion frequency and labelling protocol is shown in Figure 6.  In the case of Phase II drilling at Pampa El Toro, where the holes were drilled to 60 m depth, a single pair of splitter duplicates and a single field standard were included in each drillhole.

Figure 6.  Typical quality control scheme used in the sampling of sands from a typical 100 metre-deep percussion borehole at Pampa El Toro.

10.3

Trenching

10.3.1

Field collection methods

Trenching methods included the use of both a Cat D-8 Bulldozer, when this was on site to assist with the percussion drilling phase, and a Cat 330C Excavator.  Trenches were dug immediately adjacent to actual borehole sites for direct comparison purposes, and care was taken to avoid areas where the pampa surface had been disturbed by drilling-related activity or contaminated by drill-generated fines.  In the case of the bulldozer, samples (n = 4) were taken in the same way as pampa sands (see 10.1.1a, above), with the first metre being sampled via an 80-90 cm deep pit.  The first metre of sand was then scraped off with the bulldozer blade, using a graduated pole as depth reference, to form a platform from which the next pit could be dug to sample the 1.0-2.0 m interval.  In this way it was possible to sample 1.0 m intervals to a depth of 4.0 m to 5.0 m (Torres, 2006a; Torres, 2006b).

In the case of samples obtained by excavator (n = 37), the first sample from surface to a depth of 1.0 m was collected with a single rotation of the excavator bucket.  This was unloaded well away from the sides of the designed trench to form a small pile, from which a representative sample of around 25 kg was then taken and bagged.  The surrounding sand was then excavated to a depth of 1.0 m over an area sufficient to ensure that the walls of the trench did not collapse into the trench and contaminate subsequent samples as the trench was deepened.  The second sample was then collected with a single rotation of the excavator bucket between 1.0 m and 2.0 m.  This process was repeated in 1.0 m intervals to 5.0 or 6.0 m, depending on operating conditions.

10.3.2

Sample documentation and security

Sample documentation and security followed the same protocol as that adopted for reconnaissance and infill surface sand sampling described above.  Samples were numbered in a way which related them to the borehole and depth from which they were collected.

10.3.3

Quality control procedures in the field

Trench sites were located adjacent to existing percussion drillhole sites in order to verify the consistency of data obtained by percussion drilling over the first five metres.  Due to the instability of loose, dry sand under trenching conditions, and the probability of “run-in” of loose material and contamination of repeat samples taken from the same point, field duplicate and within-pit duplicate samples were not included in the sample suite.  Splitter duplicates were also omitted because of the lack of significant differences detected between splitter duplicate pairs in the results from reconnaissance and infill surface sand sampling.

10.4

Bulk Sample Collection

10.4.1

Field Collection Methods

A 2500 ton bulk sand sample from the Pampa el Toro property was collected in November-December 2007 for processing at a magnetic separation pilot plant facility in the town of Acari.  The sample was taken from two separate areas within the high-grade core of the property to a depth of 1 m with the use of a backhoe and transported by truck to a secure pilot plant site facility in Acari.

The sample is determined to be representative of the known magnetic concentrate grade over the high-grade core of the property where contingent on ongoing results any future mining operation is most likely to commence; however, it was not possible to adequately test the sub-surface below 1 meter depth.

A second, smaller bulk sample was collected from the Carbonera property of 200 tons of material in May-June 2008.

10.4.2

Sample documentation and security

Tonnage by truck haul was tallied at the site and 2500 tons were collected.  The stockpile was covered securely in tarp to avoid contamination and/or upgrade of the bulk sample due to aeolian processes.  The site facility is a secure area with guarded surveillance twenty-four hours a day.

10.4.3

Quality control procedures in the field

The sample areas were located by GPS, staked and flagged in the field.

11

SAMPLE PREPARATION, ANALYSIS AND SECURITY

11.1

Magnetic Separation and processing

11.1.1

Magnetic separation and processing of reconnaissance surface sand samples

All reconnaissance surface sand samples were trucked from the Lomas field warehouse to Lima, Peru and then shipped to North America.  Samples were shipped in secure wooden crates to protect against any damage to the plastic sample bags while in transit.  They were forwarded to Vancouver Indicator Processors Inc. laboratory (VIPI), Burnaby, B.C., Canada, for i) magnetic separation of magnetite grains from the sands, and ii) subsequent determination of the percent magnetic concentrate in each sample.

VIPI laboratory was primarily a heavy mineral lab for the diamond exploration industry, and was equipped with suitable magnetic concentration equipment for processing iron sands samples.  All magnetic separation work was conducted by or under the direction of Dr. Peter Le Couteur of VIPI, and the following details of the equipment and the separation procedure are taken from his report (Le Couteur, 2005).

The field samples, generally between 9 kg and 13 kg each in weight, were weighed as received at the Burnaby laboratory, and magnetic concentrates prepared using a ‘scalper’ magnet to remove only ferromagnetic mineral grains (ie. only magnetic, not paramagnetic, mineral particles).  The scalper unit comprises an Eriez sample hopper and vibratory feed chute coupled with a new Outukumpu Model LP10 dry permanent magnet with a weak magnetic field (approx. 0.05 Tesla).  The sample was fed from the hopper down the vibrating chute, and slides under gravity across the magnet.  The magnet attracts ferromagnetic particles into one receiving pan beneath the magnet, allowing all other non-magnetic grains to pass undeflected into a second receiving pan.  A single-pass procedure was used for all sand samples.

11.1.2

Magnetic separation and processing of drillhole and infill surface sand samples

Magnetic separation of drillhole and infill surface sand samples from the Toro West and Toro Southeast infill surveys, was carried out on-site at Cardero’s Lomas field facility beginning in January, 2006, using an Eriez Model FR ferrite radial drum magnetic separator.  This work was carried out by, or under the direction of, Cardero’s Project Geologist.

The equipment and laboratory was tested by Dr. P. Le Couteur in January, 2006, and set up for optimum performance on-site (Le Couteur, 2006).

Drillhole and/or infill surface sand samples were weighed in the warehouse using a high-capacity Bascula PCR-40 electronic balance (40 kg capacity), and then processed using the magnetic separator.  Material was fed from the sample hopper onto the rotating magnetic drum using a vibratory chute feeder.  Non-magnetic reject material passes over the rotating drum and was captured by a large tray prior to re-bagging and storage.  Ferromagnetic minerals attracted to the drum were captured in a smaller tray positioned beneath it.  After primary magnetic separation, the magnetic concentrate was fed through the separator a second time to remove any adhering silicate grains.  The subsequent, second-pass concentrate was retained, bagged and weighed using a Bascula LEQ-5 electronic balance (5 kg capacity), and the weight per cent magnetic concentrate content calculated. The weight of the first-pass concentrate was also recorded, and the resulting ‘middlings’ sample fraction from the second pass bagged and retained for any possible future use (Cook, 2006).

Following observations by Van der Merwe during an April, 2006 visit to the Lomas field facility on behalf of SRK Engineering (Van der Merwe, 2006b), Cardero field operators introduced a third pass to the separation process whereby the second pass concentrate was fed through the separator a third time to remove remaining non-magnetic material and to further clean the concentrate.  Van der Merwe had noted that a comparison of four samples that were processed by both the Vancouver Indicator Processors Inc. and the Lomas facility showed consistent better recovery of ‘magnetic concentrate’ by the Lomas separator.  It is possible that the Lomas machine might have been over-recovering “magnetic concentrate” by including some non-magnetic fraction (Van der Merwe, 2006).  Therefore, from April 2006, it was the third-pass concentrate that was retained, bagged and weighed, and the weight per cent magnetic concentrate content calculated.  The weight of the second-pass concentrate was also recorded, and rejects from the third pass were added to the ‘middlings’ sample fraction from the second pass noted above.

11.1.3

Quality control and security

a)

VIPI Laboratory

Le Couteur (2005) conducted several tests to determine the efficiency of magnetic separation at the VIPI Laboratory.  Results of these tests suggested that the VIPI scalping magnet recovers most (approximately 90% of the total ferromagnetic material) in the first pass.  Tests of several samples which were processed using between four passes (n=3) and ten passes (n=1) through the magnetic separator showed that most of the magnetite, about 87-94% of the total, was removed in the first pass.  Typically the second pass yielded only a small amount of magnetite, in the range 3.3–4.7%, and subsequent passes yielded progressively smaller and smaller amounts.  Nevertheless the single sample which was subjected to ten passes through the separator (87% magnetic mineral recovery on the first pass) yielded a small amount of magnetic material even on the tenth pass (0.6%).

Reproducibility testing, involving two samples which were processed 5x each, showed a high degree of replicate precision in the magnetic separation results.  Replicate results were within about ±3% of mean values, varying only narrowly in the range 4.11-4.21% in one case, and in the range 1.77-1.87% in the second case (Le Couteur, 2005).

b)

Lomas Facility

Following initial set up of the magnetic separator at the Lomas field facility in December, 2005, testing of optimal operating parameters for processing iron sands samples was carried out VIPI Laboratory during a visit to Lomas in mid-January 2006 (Le Couteur, 2006).  Le Couteur determined that an extraction efficiency of about 98% magnetite was achieved from test samples using a feed rate of 3.5 kg/minute and a drum rotation speed of about 118 rpm.  These settings were adopted as the standard separator operation settings for the Pampa El Toro sand samples although, as he notes in his report, a wider range of feed rate settings is possible.  Tests showed that a 25 kg sand sample could, ideally, be processed in about 7 minutes at the recommended settings.

A calibration standard, prepared by Le Couteur, was run at the start of every magnetic separation processing session in Lomas in order to test the functioning of the magnets and the apparatus in general.  This calibration standard is separated, the weights are recorded, and the standard is subsequently re-combined for processing at the start of the next session.  The reproducibility of the results has shown to be exemplary, and this demonstrates that any over-time-drift of the magnet and/or apparatus function is insignificant.

11.2

Sample analysis and assay procedures

Magnetic concentrates prepared from Pampa El Toro regional surface sand samples, infill surface sand samples and Phase I borehole sand samples were forwarded to Acme Analytical Laboratory (ISO 9001:2000 accredited), Vancouver, British Columbia for analysis of total iron, titanium, vanadium and other constituents.  In addition, raw (unseparated) sand samples from both borehole drilling campaigns (5 m intervals) were submitted for analysis.  No Carbonera or Tanaca magnetic concentrates from the Phase I reconnaissance surface sand sampling programme were submitted for analysis as a consequence of the lower-than-expected weight-per-cent magnetic concentrate results obtained by these surveys.

11.2.1

Sample Preparation

Upon arrival at the Acme Analytical Laboratory, Vancouver, each magnetic concentrate sample was rolled thoroughly on a large clean piece of paper to ensure that it was adequately mixed prior to the separation of an approximately 200-250 g sub-sample.  The sample was pulverized, using a ceramic, rather than steel, ring mill to prevent any possible iron contribution to (and contamination of) the concentrate during ring milling.  All unused magnetic concentrate material was retained in the original sample bag; and the pulverized magnetic concentrate pulp material was retained in an additional bag.

For raw (unseparated) sand analyses, 250-300 g of material were riffle-split from the representative drilling interval samples (5 kg each) at the Lomas facility by Cardero employees.  The samples were forwarded to Acme Labs for pulverization by ceramic ring mill and analysis as above.

11.2.2

Analysis

All magnetic concentrates and raw sand samples were analyzed at Acme laboratories for potentially economic elements including total iron, titanium and vanadium, and for potentially deleterious constituents such as SiO2, Al2O3, MgO and P2O5, by the following total-decomposition methods:

a)

Group 4A major element oxide suite

This whole rock package uses a LiBO2 fusion and dilute nitric acid digestion of a 0.2 g sub-sample with an ICP-ES finish.  Constituents determined are SiO2, Al2O3, Fe2O3, CaO, MgO, Na2O, K2O, MnO, TiO2, P2O5, Cr2O3, LOI, Total C and Total S.  The analytical upper limits of each of these determinations are stated by Acme Labs to be 100%, suitable for the high-iron composition of the magnetic concentrates.

b)

Total vanadium

Determination of total vanadium was conducted as part of the Group 4B suite of elements, including the rare earths.  This total determination method involves the fusion of a 0.2 gram sub-sample by LiBO2/Li2B4O7 fusion followed by an ICP/MS finish.

11.2.3

Quality Control Procedures

Magnetic concentrates of all duplicate samples including field, within-pit and splitter duplicates for reconnaissance and infill surface sand samples, and splitter duplicates from Phase I drillhole sand samples were analyzed along with concentrates from the routine surface sand and drillhole sand samples.  The field standard sample was analyzed in replicate (N=7) for the reconnaissance suite.

CANMET iron ore CRM MW-1 was initially inserted as an assay standard in the reconnaissance program, but after the laboratory reported continued problems in fusing this material, two drift monitors were instead created from the pulverized pulp material of two routine borehole samples.  Multiple insertions of the two sets of drift monitors into the magnetic concentrate assay suites permitted an evaluation of analytical precision, if not absolute accuracy.  Raw sand borehole samples included splitter duplicates and analytical duplicates each inserted at a rate of one per twenty samples.  Analytical duplicates were split at Acme laboratories from the original sample after pulverization and before analysis.  A certified reference material (OREAS 42P, 8.8% Fe; GBAP6, 4.8% Fe; or Blank, <1.5% Fe) was also inserted into the sample sequence at a rate of 5%.

11.2.4

Internal and External Check Assays

Subsequent to the primary magnetic concentrate assays, a suite of magnetic concentrates from two complete drillholes (PET-03 and PET-08) was submitted in entirety for both internal and external check assays, providing a total of three comparative assay results for magnetic concentrates prepared from these borehole sands.  Each hole comprised 20 sample intervals, and in addition to this all splitter duplicate samples and drift monitor insertions which had previously been part of this group of samples were also included in the subsequent check assays.  Internal check assays for iron, titanium and vanadium using the Group 7PF sodium peroxide fusion method for refractory ores was conducted at Acme Labs, using pulverized pulp material which had been previously prepared for the primary assays.  The Group 7PF peroxide fusion method was chosen here to i) provide alternative results to the Group 4A whole rock fusion method which, as all analyses necessarily total to 100%, might be affected by mathematical closure, and ii) to determine if a more aggressive fusion method is required to deal with any refractory minerals which might be present in the magnetic concentrates.

In addition, external check assays of all magnetic concentrate samples from the same two complete drillholes (PET-03 and PET-08) were carried out at ALS Chemex Laboratories (ISO 9001:2000 accredited), North Vancouver, B.C.  Pulverized pulps were forwarded to ALS Chemex from Acme Labs, and a suite of CANMET CRM MW-1 samples were also sent for inclusion in the ALS Chemex analytical suite as blind standards (Cook, 2006).

The internal and external check assays highlighted an issue with the laboratory initially underestimating the grade of V and TiO2 in the Group 4A and 4B analyses.  Upon further investigation, it was discovered by the laboratory that halving the sample weight would ensure a complete fusion of the sample material.  The results, expressed here as percent change from the original method, are an average increase by 35% (±13%) in TiO2, 40% (±19%) in V and a decrease by 2% (±2%) in Fe2O3.  These results suggest that the original Phase I drillhole analytical results as reported by Cook (2006) may be upgraded to 4.8 wt.% TiO2 and 2217 ppm V, while Fe2O3 is downgraded to 58.0 wt.%.  Given the minor changes in assay grades, Cardero elected not to have the analytical batches re-analysed in entirety.

In the opinion of the authors, and on the basis of all the information that is available to them, quality control of sample preparation, analytical and assay procedures, and security including chain of custody procedures, followed or exceeded industry best practice standards.

12

EXPLORATION

12.1

Surface Sand Sampling

12.1.1

Reconnaissance Surface Sand Sampling Phase

The sampling crew headed by consulting geochemist Stephen Cook (P. Geo.) of Cook Geochemical Consulting supplemented by a four-person dune buggy crew of drivers and mechanics, the two dune buggies working in tandem for safety reasons.

Reconnaissance surface sand samples were collected in each dune field at a 1km sample site spacing along north-south lines 500m apart, with samples along adjacent lines being collected at 500m offsets as shown in Figures 7 and 8.  This corresponds to a northwest-southeast / northeast-southwest orientated square grid with a sample spacing of 707m.  The area sampled over pampa sands and dune sands at Pampa El Toro amounted to around 70-75 km2 with a similar area of dune sands being sampled at Carbonera.

Regional surface sand samples were processed in Canada at Vancouver Indicator Processors Inc. laboratory, Burnaby, B.C.  Magnetic concentrates were prepared for each sample and weight-per-cent magnetic concentrate (Wt% MC) content calculated.

12.1.2

Infill Surface Sand Sampling Phases I and II: Pampa El Toro

An infill surface sand sampling programme (Phase I Infill Survey) was initiated in mid-January, 2006, over Toro West, broadly covering the extent of sites reporting high (>5.0 Wt.% MC) values which were known from analytical results at that time.  The area covered by Phase I Infill Survey is shown in Figure 7.  The objective of the infill surface sampling was to provide a more detailed picture of MC distribution in the surface sands by increasing the original reconnaissance grid spacing (1000m x 500m, with 500m offset) to one of 250 m x 250 m along a N-S and E-W oriented grid.  A total of 235 sites were sampled, covering an area of approximately 15 km2.

Following the infill surface sand sampling at Toro West, similar work commenced in April, 2006, over the smaller Toro Southeast Zone, and also an area adjacent to the southwest corner of Toro West (see Figure 7 and Figure 10).  This infill sampling is referred to as Phase II Infill Survey, and the distribution of samples, together with those of Phase I Infill Survey, are shown in Figure 10.  A total of 168 sites were sampled in Phase II Infill Survey (of which results are available for 164), covering an area of approximately 10 km2.

552000
556000
560000
564000
8280000
8276000
8272000
8268000
8264000
8260000
2.20
4.72
1.61
3.24
7.29
3.34
1.54
1.61
9.18
3.03
2.07
3.67
2.5
0
2.5 Km
1:100.000
Datum: WGS 84 zone 18

(Wt.%) MC

- 0 - 2.00
- 2.01 - 4.00
- 4.01 - 6.00
- 6.01 - 9.00
- 9.01 - 9.9

- Properties Grupo Cardero
- Datum PSAD 56 zone 18
- Datum WGS 84 zone 18

Distribution of Wt.% magnetic concentrate results from reconnaissance phase surface sand samples from Tanaca Dune Field

Consultora Minera Anglo Peruana S.A.	
Project: IRON SANDS PROJECT	Proprietary: CARDERO RESOURCE CORP.
Tanaca reconnaissance surface sand sampling, distribution and results	
Date:	Figure 9

544000
548000
552000
8300000
8296000
8292000
8288000
Zone "A"
Mean: 8.6 wt. % MC
Zone "D"
Mean: 8.7 wt. % MC
Zone "B"
Mean: 9.7 wt. % MC
Zone "C"
Mean: 9.7 wt. % MC
TORO WEST
PHASE I
TORO SOUTHEAST
PHASE II
TORO SOUTHEAST
EXTENSION
PHASE II
1 0 1 2 Km
1:50000
Datum: WGS 84 zone 18
(Wt.%) MC
Reconnaissance Phase
0 - 4.0
4.0 - 5.0
5.0 - 7.5
7.5 - 10.0
> 10.0
Infill Phase I
0 - 4.0
4.0 - 5.0
5.0 - 7.5
7.5 - 10.0
10.0 - 15.16
Infill Phase II
2 - 4.0
4.0 - 5.0
5.0 - 7.5
7.5 - 10.0
10.0 - 15.36
Infill Phase I/Phase II boundary
Extent of Wt % MC values > 7.5
Exten of Wt % MC values > 5.0
Properties Cardero Group
Datum WGS 84 zone 18
Datum PSAD 56 zone 18

Consultora Minera Anglo Peruana S.A.

Project:	Proprietary:
IRON SANDS PROJECT	CARDERO RESOURCE CORP.

Pampa El Toro Infill surface sand sampling, phases I and II, distribution and results

Date:	Figure 10

12.2

Percussion Drilling

12.2.1

Percussion Drilling Programme:  Phase I

A widely-spaced percussion drilling programme was conducted in November and December, 2005, over the Pampa El Toro Dune Field.  A total of 13 drillholes were drilled, mainly on the flat-to-gently-rolling pampa sands in the southern and central part of the dune field.  The holes were drilled with nominal 2 km spacing along E-W oriented lines, with drill sites along adjacent lines being offset by 1 km as shown in Figure 11.  Holes PET-4A, PET-10 and PET-13A were moved from their grid-based allocated sites for operational reasons.  Most of the drillholes were drilled to a depth of 100 m, with four (PET-1, PET-2, PET-5 and PET-6) drilled to 141 m.  Twelve of the drillholes terminated in sand and therefore remain open in depth.  However, drillhole PET- 12, one of two along the southern edge of the dune field, encountered bedrock at 38 m depth.  All these, and later drillholes, were drilled vertically.

Collar elevations of the drillholes ranged from 1,000 m.a.s.l. in the southern part of the area to a high of 1,529 m.a.s.l. (PET-13A) in the northeast.  The percussion drilling programme was truck-supported and operated from a base in Lomas.  Drilling services were provided by GeoTech of Lima, equipment including a truck-mounted percussion drilling unit, a second truck with hydraulic crane to remove casings, a D-8 bulldozer to pull the trucks from site to site across the dune field and a local tractor contracted for miscellaneous tasks.

Preparation of magnetic concentrates from the 13 percussion drillholes, and their subsequent assay for Fe2O3, TiO2 and related constituents were carried out at Acme Labs in Vancouver.

12.2.2

Percussion Drilling Programme:  Phase II

Following a recommendation from SRK Consulting (Van de Merwe, 2006) a 74 drillhole definition drill campaign was designed and conducted between May and July, 2006, to systematically drill-test an approximately 6.5 km2 area of the Pampa El Toro dune field to a depth of 60 metres.  The programme included a combination of holes at both 500 metre drill centres and 250 meter drill centres (Figure 11).  Approximately 2.5 km2 of the pampa sands were tested by holes with 250 metre centre separations.

The definition drill program was designed to test the central part of Toro West Zone where Phase II surface sand sampling had defined a broad area containing >5.0 Wt.% MC within which were two higher-grade areas, shown as Zone “A” and Zone ”B” in Figure 10, reporting mean values of 8.6 and 9.7 Wt.% MC respectively.  Additional holes were drilled at the end of the programme to capture parts of zones “C” and “D” (Figure 11).  All of the drillholes were targeted to 60m.

Following the completion of the 74 drillhole definition drill campaign, a repeat of Phase I drillhole PET-08 was drilled 5 m from the original in order that the results might be compared between Phase I and Phase II drilling.  It was during the process of splitting the samples from the PET-08 repeat hole that it became clear that the material retrieved appeared to be much finer grained than the surface sands with a significant amount of dust-particle-size fines, or “rock flour”.

At the drilling company’s suggestion, and in order to check whether or not the percussion bit in use was grinding the sand during drilling, a different type of bit with characteristics that might not generate the same amount of in-hole friction was employed for the remainder of the Phase II drilling programme.  This included a) the additional 10 drillholes capturing parts of zones “C” and “D”, mentioned above, b) duplicates (or “twins”) of 10 Phase II drillholes already drilled and c) a further 10 drillholes (an “L” set), to provide details for geostatistical analysis, also on the recommendation- of SRK Consultants (see Figure 11).  The characteristics of the samples appeared to be unchanged.

Field and laboratory processing of Phase II drillhole samples was carried out under the supervision of Cardero’s Project geologist.  Representative splits of borehole sand samples were processed at Cardero’s on-site magnetic separation laboratory at Lomas.

12.3

Trenching

The results from Phase I percussion drilling showed a marked fall-off in MC values and grain size of material recovered from the first few meters of the drill holes, downwards.  Therefore, it was decided to trench alongside existing drillhole sites to the maximum depth (5-6 metres) attainable with the equipment available in order to try to resolve this discrepancy.

A total of 41 trenches were excavated variously by bulldozer and excavator (as detailed in Section 10.3.1) adjacent to previously drilled Phase II percussion drillholes (Figure 12).  The objective was to compare Wt.% MC separated from paired drillhole and trench samples over the 0 – 6 m depth interval from surface.  The results of this comparison are discussed in Section 17.

Reconnaissance surface sampling, Phase I infill surface sampling, the Toro West Zone of Phase II infill surface sampling, and Phase I Percussion Drilling Programme were all carried out by contractor Cook Geochemical Consulting, of Victoria, BC, Canada.

The Toro Southeast Zone of Phase II infill surface sampling, Phase II Percussion Drilling Programme and trenching were carried out by Cardero personnel under the supervision of Cardero’s Project Geologist following the protocols previously established by Cook Geochemical Consulting.

548000
552000
8292000
8288000
N
04A
01
02
03
3A
07
08
09
10
11
12
400 0 400 800 Mts.
1:50,000
Datum: WGS 84 zone 18

01 (red symbol)	Phase I drillhole with reference number
21 (teal symbol)	Phase II drillhole with reference number
(yellow outline)	Zones of high-grade MC shown in figure 10
(black cross)	Datum WGS 84 zone 18
(red cross)	Datum PSAD 56 zone 18

All drillhole reference numbers prefixed by PET- in text of report.

Consultora Minera Anglo Peruana S.A.

Project:	Proprietary:
IRON SANDS PROJECT	CARDERO RESOURCE CORP.

Percussion drillhole location

Date:	Figure 11

546000
548000
550000
8294000
8292000
8290000
8288000
N
400 0 400 800 Mts
1/25000
Datum: WGS 84 zone 18

- 01 Phase I drillhole with reference number
- 14 Phase II drillhole with reference number
- 90 Phase II drillhole (additional) with reference number
- Duplicate of Phase I drillhole
- Duplicate of Phase II drillhole
- Geostatistical drillhole
- 20 T Trench cut alongside Phase II drillhole
- Zones of high-grade MC shown in Figure 10
- Datum PSAD 56 zone 18
- All drill hole reference numbers prefixed by "PE-" in text of report.

Consultora Minera Anglo Peruana S.A.

Project:	Proprietary:
IRON SANDS PROJECT	CARDERO RESOURCE CORP.

Percussion drillhole duplicate and trench locations

Date:	Figure 12

4.93
6.50
8.56
7.18
0.27
Re-split PET-08
'Check Sample'
Results
Original
PET-08 Results
6.52
4.99
3.71
5.45
2005 Recce
Surface Sand: 5.8 Wt.%
PET-08 (Original)
Mean (top 30 m): 7.2 Wt.%
Mean (overall): 5.6 Wt.%

Figure 13.  Depth profile of Wt. % MC in PET-08 drillhole sands (5 m composites), along with corresponding results from later check samples which were riffle-split from reject bags and processed as completely separate samples.  Statistics refer to the original borehole results only.

13

MINERAL PROCESSING AND METALLURGICAL TESTING

13.1

Mineral Processing and Metallurgical Testing 2005 - 2007

Five bulk sand samples have been submitted to various consultants and laboratories in order to ascertain the optimum process for magnetic concentration of the iron sands, as well as upgrading the recovery of Fe, and in the case of Midrex, TiO2 and V2O5 as well.  A summary of the sample origin and results are presented in Table 2.

	Bulk Sample Description & Source	Magnetic Concentrate (Wt. %)	FeTOT (%)	TiO2 (%)	V2O5 (%)	Fe Recovery (%)
SGS Lakefield (2005)	Surface Raw and MC – Carbonera (Mineralogical Studies)	n/a	n/a	n/a	n/a	n/a
Midrex (2005)	Surface Raw Sample - Carbonera	11.43%	59.70%	2.02%	0.80%	69.22%
Solumet SGS (2006)	Surface Mag Concentrate - PET	n/a	66.20%	3.56%	0.56%	n/a
Eriez (2006)	Surface Raw Sample - PET	12.70%	53.36%	5.52%	0.43%	n/a
Midrex (2006)	Surface Raw Sample - PET	7.1%	59.11%	4.1%	0.45%	47.39%
Bateman (2006)	Borehole Raw Sample - PET	2.80%	55.86%	4.89%	0.47%	24.78%
Bateman (2007)	Trench Raw Sample - PET (a) Dry separation (b) Wet Separation+milling	(a) 3.52% (b) 3.35%	(a) 57.68% (b) 60.32%	n/a	n/a	(a) 32.2% (b) n/a

Table 2. Summary of source and results of tests conducted on five bulk samples from Pampa el Toro and two bulk samples from Carbonera – 2005-2007.

a)

SGS Lakefield (2005)

The primary objective was to ascertain the purity level of the magnetic concentrate, and determine whether grinding would be a viable exercise in order to upgrade the Fe content and decrease the amount of impurities.  Mineralogical investigations (optical microscopy, electron microprobe analysis and x-ray diffraction) were undertaken on the second-pass MC (#2 ROM) in order to ascertain the host of titanium in the ore, a penalty element or impurity when trying to produce a marketable iron concentrate (SGS Lakefield 2005a).

Mineralogical studies confirmed that only fine grinding to micron-scale would lower the TiO2 concentration, which would be cost prohibitive from a production perspective.  The authors of the report recommend that cleaning of the Fe ore not by a physical process, but rather by a metallurgical process (eg. Fastmelt by Midrex) is a viable option.  The magnetic concentrate produced from these tests was forwarded to Midrex Technical Center for preliminary testing with Fastmelt.

b)

Midrex Test (2005)

Based on positive results from preliminary testwork by Midrex (Ripke, 2005)), Cardero Resource Corp. supplied Midrex Technologies with a large bulk surface raw sand sample (1060 kg; August 2005) from the Carbonera dunes area for more comprehensive testing of magnetic concentrate processing (separation) and the feasibility of Fe concentrate upgrading utilizing the Fastmelt process.  Single pass magnetic separation of raw magnetite sands was deemed to be sufficient (12 in diameter, 5.5 in wide laboratory drum magnet separator at a feed rate of 41Kg/hour at 1.4 DC amps), and the bulk sample was processed in this manner.  The magnetic concentrate grade obtained was 11.43 Wt. %, with a total Fe content of 59.70% (of which 69.22% is recoverable), 2.02% TiO2 and 0.80% V2O5 (Ripke 2005).

c)

Solumet Upgrading Test (2006)

In order to independently assess the quality of the magnetic concentrate as well as any upgrading potential of the Fe ore, Worldlink Resources Canada appointed Solumet Metallurgical Solution Inc. (2006) to study a magnetic concentrate provided by Cardero Resource Corp.  The 2 tonne magnetic concentrate was produced from surface sands at Pampa El Toro using the dry magnetic processing facilities onsite in Lomas.  Magnetic concentrate grade recovery was not calculated by Cardero for this bulk sample.

Work conducted on behalf of Solumet by SGS Lakefield Research Ltd. concluded that upgrading by magnetic separation without grinding is feasible into a product with 75.5% Fe2O3 (52.8% Fe) and a recovery of 67% of the iron, and that further upgrading to 87.5% Fe2O3 (61.2% Fe) with an overall recovery of 58% of the iron is possible.  However, best concentrates achieved still contained between five and six percent TiO2, which is detrimental to concentrate quality.  Mineralogy showed that the titanium is mainly contained in the form of ilmenite, intimately and finely exsolved in the crystal lattices of magnetite and hematite.  Liberation of such ilmenite for physical separation would require milling to a likely-uneconomic micron size, and separation of the titanium during melting remains probably the best solution.

Preliminary grinding and wet magnetic separation (Davis Tube analysis) tests were carried out on a sub-sample.  A process was then designed for the remainder of the bulk sample that involves grinding the concentrate to <180 microns, then passing the concentrate in a slurry over three low intensity magnetic separators (LIMS) to produce an upgraded product.

The result of this test is a concentrate containing 66.20% FeTOT (upgraded from 63.5%), 3.56% TiO2, 0.56% V2O5 and 0.18% P2O5.  Grinding studies demonstrated that P2O5 concentration decreased with grinding, whereas TiO2 and V2O5 concentrations remained roughly the same.  The findings corroborated previous mineralogical studies (SGS Lakefield, 2005a, 2005b; LeCouteur, 2005) which demonstrate that TiO2 is encapsulated within the magnetite crystals as ilmenite lamellae, and, in the case of V2O5, within the magnetite crystal lattice itself.  Solumet states that, although the overall Fe content is adequately upgraded, the elevated concentrations of impurities are problematic.  Solumet stated that the product may be classified as a secondary quality Fe ore concentrate for direct shipping purposes.

d)

Eriez Magnetic Separation Test (2006)

A 155kg sample of raw surface sands from Pampa El Toro was submitted to Eriez Magnetics Test and Research & Development, Pennsylvania (Eriez, 2006) in order to ascertain the optimum magnet and feeder set-up for processing the iron sands in addition to independently repeat the above Solumet test-work.  The results of this test were not definitive, as multiple tests were not carried out on several machines and compared.  Rather, the bulk sample was passed over a DFA-25 Drum at a setting of 10 tons per hour per foot (t/h/f) and drum speed of 500 feet per minute (f/m), and a second pass of the magnetic fraction at different settings (5t/h/f and 750 f/m).  This resulted in a magnetic concentrate grade of 2.67 Wt. %.  A sub-sample of the non-magnetic fraction from the first pass was passed over a SPRE 15-inch drum (settings not specified).  The result from this second test, back calculated, was 12.70 Wt. % magnetic concentrate.  Samples of each fraction were returned to Cardero, which were in turn analysed at Acme Laboratories in Vancouver.  The analytical results of the final magnetic concentrate were 53.36% FeTOT, 5.52% TiO2 and 0.43% V2O5.

e)

Midrex Test (2006)

A second bulk sample (435.6 kg) of Pampa El Toro raw sand was submitted to Midrex.  The mandate was to dry-magnetically-separate the raw sand in order to achieve a target minimum 62% FeTOT with favourable recoveries.  The processing equipment chosen for the test was an Eriez drum separator (type “A” – agitator type) with “Erium 25” axial magnetic fields using barium-ferrite ceramic permanent magnets.  This equipment was run on sub-samples at several different drum speed settings from which samples were split off and analysed to determine the optimum setting. 30 rpm produced the best grade of 60.1% recovered Fe.  A three-stage dry magnetic separation process was then designed.  The result of the test is 7.1 wt. % magnetic concentrate of the ROM that contains 59.1% FeTOT, 4.1% TiO2 and 0.45% V2O5 with Fe recovery of 47.39%.  Recommendations in the report include the possibility of crushing the coarse size fraction of the magnetic concentrate in order to liberate non-magnetic material (silica and silicates adhering to magnetite) and potentially up-grade the product to the target grade of 62% Fe.

f)

Bateman Engineering Test (2006)

After the phase II drilling program, a bulk sample (480 kg) of raw sand from a composite of ten drillholes (0-60 m depth) were submitted to Bateman Minerals and Metals (South Africa) for another magnetic separation process study (Rademeyer 2006).

Initial testing was performed on a small sub-sample of the drilling sands. 12.6 wt. % of the ROM reported to the sinks after heavy liquid separation (SG > 2.95).  The sinks were analyzed by XRF and contain 33.4% Fe2O3 and 3.38% TiO2.  Particle size analysis was performed on both the ROM and sinks using wet screening techniques to reduce fines loss.  Results demonstrated that the prevailing particle sizes for the ROM and sinks are 180um and 125um respectively.  Dry magnetic separation on a sub-sample was performed (Carpo Laboratory Scale Induced Roll Lift Magnet) as well as optimization of the magnet strength to balance magnetic concentrate grade and Fe2O3 recovery.  The required strength was determined as 0.09 amps (81% Fe2O3, 5.44% TiO2 with a magnetic concentrate grade of 2.9% of the ROM).

The bulk processing test was designed to assess the performance of an Eriez rare earth drum magnet (RED) in creating a high-iron magnetic concentrate.  After extensive testing, a process flow diagram was produced and recoveries and grades calculated.  The final recommendation for a plant is based on a three stage circuit: two passes through a RED magnet and a final electrostatic circuit upgrade to make a product grade of 79.8% Fe2O3 (55.86% FeTOT), 4.89% TiO2 and 0.22% P2O5 from a magnetic concentrate grade of 2.75 wt. % of the ROM.

g)

Bateman Engineering Test (2007)

A second bulk sample was sent to Bateman Engineering of raw sand from trenching at Pampa el Toro (622.8 kg).  The scope of this test was to determine the suitability of upgrading the sand with use of gravity spirals and follow-up wet magnetic separation, while at the same time compare these results to dry magnetic separation of a representative split of the ROM.

The dry magnetic separation process included 4 stages of magnetic separation.  The result for the best iron grade concentrate, albeit at lower recoveries, was after a simple two-pass process over an Eriez Model 380mm diameter BaFe drum magnet.

The spiral gravity separation tests were performed with a Multotec SC18 spiral at varying feed densities and rates.  This effectively removed much of the gangue material; however a further upgrading by wet magnetic separation was necessary due to the large amount of heavy non-magnetic minerals.  The wet magnetic separations of the concentrate were done in a slurry of water.  The resulting concentrate contained 50% Fe, and a final milling stage was tested to further upgrade the material.  With the possibility of further refining the milling stage parameters (as this step was not part of the original work proposal), the final concentrate was upgraded to 60.32% Fe with a mass recovery of 3.35%.

13.2

Mineral Processing and Metallurgical Testing 2008

13.2.1

Mineral Processing

The major equipment supply for a dry magnetic separation pilot plant was provided by Eriez Manufacturing Co. with input from Cardero Resource Corp., based on the small-scale laboratory magnetic separation of Pampa El Toro iron sand feed conducted during 2005 and 2006 as reported previously.  The equipment packages were then fabricated and delivered to the Pampa El Toro pilot plant site in late 2007.  The plant site is located at the base of the Pampa El Toro dune near the village of Acari.

Pilot plant operations were carried out under the supervision of the Cardero technical team (Hoffman and Ripke), and consultants from Holland & Holland and BBA Engineering.

The pilot plant facility was commissioned in March 2008 during Phase I of the pilot plant test.  Two additional periods of pilot plant operation occurred in 2008: Phase II (May) and Phase III (June).  A final total of 56.8 tonnes of Pampa El Toro magnetic concentrate was produced (Table 3).

Figure 14. Illustrated photograph of the Eriez magnetic separation pilot plant, located in Acari.

The dry magnetic separator pilot plant consists of three core components: a primary separator, a scavenger separator and a final cleaner separator, along with various associated hoppers and conveyor systems (Figure 14).  A flow sheet is presented in Figure 15.

Figure 15. Flow sheet illustrating the magnetic separation process of the pilot plant.

Paired samples of concentrate and tails from each magnet, as well as the initial feed samples were collected on an hourly basis during pilot plant operation.  Initial analyses were conducted onsite with a portable XRF analyzer (Innov-X XRF Alpha 6000 Analyzer) to aid the optimization and control of the plant.  As a check on the XRF results, representative splits of a subset of these samples were sent to Acme and ALS-Chemex laboratories for analysis and the remainder of the samples are being stored at the secured site.  All Fe grades reported in Table 3 are analytical laboratory results.

During commissioning of the pilot plant (Phase I), approximately 83 tonnes of the feed sand was processed, producing 4.8 tonnes of iron concentrate at 47.9±2.4% Fe (Table 3).  Feed rates, magnetic separator drum speeds, splitter positions, and the overall flow sheet were all variables tested during commissioning (Hoffman, 2008a; Holland, 2008).

During Phase II, the pilot plant throughput was improved from 2.8 to 27 tonnes per hour (Hoffman, 2008b).  The scavenger magnetic separator recovered only a low grade iron material as its C2 concentrate, so it was discarded rather than send it to the finisher magnetic separator.  Consequently the scavenger magnetic separator was removed from the flowsheet.  The average feed grade for the head sand of the ROM was determined to be 7.3±1.7% Fe, however additional testing is recommended.  A total of 46 tonnes of magnetic concentrate at a grade of 55.5±2.8% Fe was produced from 613 tonnes of head sand resulting in a weight recovery of 7.5% MC.  The concentrate was produced during nearly continuous operation for eight hours per day over a 10 day period at steady-state parameters (Hoffman, 2008b).  The calculated Fe recovery for the plant is 63.66%, based on data gathered from this period of steady-state operation (Hoffman, 2008b).

During Phase III, the pilot plant was modified to increase the feed throughput to 30 tonnes per hour.  The maximum plant throughput was investigated by batch processing.  A throughput of 30 tonnes per hour was achieved with essentially no loss in recovery on the primary magnet.  The concentrate weight recovery is 7.3 weight per cent as an average of nine separate batch tests, which compares to the 7.5% determined in Campaign II.

Pilot Plant Phase #	Raw sand feed type	Tons of raw sand processed	Tonnes of magnetic concentrate produced	Magnetic concentrate Weight recovery, %	Concentrate Grade, % Fe (±1 std)
I	PET	83	4.8	5.8	47.9±2.4
II	PET	613	46.0	7.5	55.5±2.8
III	PET	82	6.0	7.3	57.1
	Carbonera	200	19.0	10.6	59.9±0.2
Total	PET	778	56.8	7.3

Table 3. Summary table of amount of sand processed, magnetic concentrate produced, weight recoveries and concentrate grades from each of the three pilot plant tests. (std = standard deviation)

Preliminary bench-scale test work, completed by RDI Consultants, Denver, and followed up by Natural Resources Research Institute (NRRI), indicates that the iron concentrate can be further upgraded to 62.8% iron by screening out a portion of the concentrate that has a high relative concentration of silica (Table 4).

One tonne of iron ore concentrate has been shipped to the Natural Resources Research Institute (NRRI), Minnesota and test work is underway to further concentrate it through screening and other mineral separation techniques, targeting the production of a concentrate grade of 64% iron, which would be suitable for blast furnace sinter feed production.  It is noteworthy that the total iron content of the concentrate with the +80 mesh fraction removed calculates to 64.7%.  This top fraction can either be rejected or ground slightly to recover this iron at a higher grade by recycling it as a portion of the feed to the cleaner magnetic separation.

Screen Size, mesh	Wt (%) retained	FeTot	Fe++	CaO	MgO	Al2O3	SiO2	TiO2
65	6.01	21.31	5.31	5.04	3.09	14.15	48.31	2.91
80	5.32	46.94	12.35	2.13	2.1	3.58	20.97	5.82
100	11.42	60.79	16.19	2.13	2.1	3.58	8.02	5.82
150	33.08	65.31	17.77	0.78	1.09	1.51	3.92	6.11
200	32.87	66.98	17.34	0.51	0.88	1.34	2.83	6.27
270	8.57	62.53	14.62	0.79	1.22	2.34	6.47	6.12
400	1.91	51.53	10.58	1.64	1.97	4.38	14.3	6.68
-400	0.81	51.53	10.58	1.64	1.97	4.38	14.3	6.68
Head Calculated		61.11	15.94	1.20	1.35	2.71	8.11	5.94
Head Analysis		60.04	15.29	1.21	1.36	2.63	8.18	5.69

Table 4. NRRI in-house laboratory results from the screening test on Pampa el Toro magnetic concentrate.

13.2.2

Metallurgical Testing

No metallurgical testing has occurred in 2008.  Thirty-five tons of the bulk magnetic concentrate produced from the pilot plant tests have been shipped from Peru to the United States.  Commercial-scale smelting tests will commence in 2009.

14

DATA VERIFICATION

Quality control and chain-of-custody procedures follow, or exceed, industry best practice, as does insertion of splitter duplicates, field duplicates, within-pit duplicates and field standards.  Data verification examined a variety of quality control measures and found them to be within acceptable parameters.  Duplicate sample results indicate a high degree of homogeneity in the MC content.  For example, median relative standard deviation (%RSD) results between pairs of field duplicate samples (n=10pairs), within-pit duplicate samples (n=10 pairs) and splitter duplicate samples (n=11 pairs) for Pampa El Toro surface sands were calculated as 6.2%, 0.9% and 1.3% respectively.  Most pairs of within-pit duplicate and splitter duplicate results are within 5% of each other and, among field duplicates, only those low-iron sample pairs with less than 4.5 Wt.% MC were found generally to exceed 10% of each other.

Replicate analyses of the field standard, prepared from one high-iron pampa-sand site for use in magnetic separation work in Lomas, show a similar high level of reproducibility.  Results from 7 standard samples inserted throughout the magnetic separation batch vary within the range 9.9-10.3 Wt.% MC (1.5% RSD).

A re-split and magnetic separation of PET-08 drillhole sample composites gave Wt.% MC values which demonstrated a close correlation with the originals (Figure 13), as did samples from duplicates holes sunk adjacent to 10 Phase II drillholes.

Performance of the splitter and analytical duplicates (n=41 pairs) for the borehole raw (unseparated) sand analyses was very good to excellent (99% of the duplicate pairs within the 10% tolerance limit) and the reference material and Blank results (n=40) were within acceptable limits given the precision of the analytical method.

During pilot plant operation, the concentrate (C3) was collected into a bin that was recovered when either full (during steady state operation), or after a batch test during optimization.  The bin was wheeled into the scale room and weighed on a calibrated scale and transferred into large plastic sacks (40-50 kg each).  This weight was immediately entered into a log book, as well as onto a white board in the scale room.  At the end of each day, each weight collected that day was compiled and re-checked against both the white board and log book.

During the visit to the field laboratory at Lomas, records relating to work accomplished were found to have been completed in good order.

15

MINERAL RESOURCE AND MINERAL RESERVE ESTIMATE

Not applicable

16

OTHER RELEVANT DATA AND INFORMATION

Not applicable

17

RESULTS

17.1

Surface Sand Sampling

17.1.1

Pampa El Toro Dune Field

Results from the initial 2005 reconnaissance surface sand sampling phase at Pampa El Toro show that sands from 43 of the 135 sites (32% of total) contain at least 5.0 Wt.% magnetic minerals concentrate (MC) and, of these, 26 sites (19% of total) contain at least 6.0 Wt.% MC.  The high-iron sand population (>7.5 Wt.% MC) comprises 12 surface sand sites (8.8% of total), each falling within the range 7.7-9.9 Wt.% MC, of which 11 reported at least 8.1 Wt.% MC.  Overall, a mean value of 4.6 Wt.% MC (median: 4.3 Wt.% MC, range: 1.3-9.9 Wt.% MC) was obtained for Pampa El Toro samples.

Two preliminary areas of interest were roughly defined by contiguous samples reporting >5 Wt.% MC, mainly within the pampa sands which dominate the southern part of the area investigated, but also incorporating dune sands on the western side.  These two areas were named Toro West and Toro Southeast (Figure 7).

Toro West, the larger of the two areas, is of irregular shape and represents around 11 km2 of the central and western parts of the Pampa El Toro Dune Field.  The core of the area comprises seven adjacent sample sites, aligned approximately east-west, with values in the range 6.2-9.9 Wt.% MC.  Of the total number of 22 samples which make up this high-MC area, six contain >8.0 Wt.% MC and a further seven >6.0 Wt,% MC.

The smaller area, Toro Southeast, lies entirely within pampa sands and covers some 4.5 km2 on the south-western margin of the Dune Field.  Analyses in this area include one sample > 8.0 Wt.% MC and two more above 6.0 Wt.% MC.

On the basis of results from the reconnaissance sampling, infill sampling was programmed and conducted in two phases (Figure 7).

Phase I Infill Survey for surface sand samples over Toro West Zone returned an overall mean MC content value of 6.3 Wt.% MC (max. 15.16  Wt.% MC).  The significantly higher mean MC value obtained for the infill phase samples over those obtained for the reconnaissance phase samples (mean MC for Phase I infill samples 37% higher than mean MC for reconnaissance samples) may be attributed to the fact that the infill samples were concentrated in an area previously identified as containing higher MC values.  However, the different types of magnetic separator used in each survey may also have partially contributed to the discrepancy.  For the reconnaissance survey samples, an Outukumpu Model LP10 dry permanent magnet was used for magnetic separation at Vancouver Indicator Processors Inc. laboratory, Burnaby, B.C., Canada, whereas infill samples were processed in Lomas, using the more applicable, higher through-put, scalable, Eriez drum magnetic separator.

On the basis of the more detailed results obtained from Phase I Infill Survey (Figure 10), the Toro West Zone was more clearly defined as an approximately 12.3 km2 area containing >5.0 Wt.% MC (Individual sample values of <5.0 Wt.% MC are included in the re-defined Toro West Zone where a nine-point moving average of the sample and all immediately adjacent surrounding samples gives a value >5.0 Wt.% MC).  Within this broad area, four higher-grade sub-zones, all with a minimum mean MC of 8.6 Wt.%, and individually up to around 2.75 km2 in size, cover a total surface area of around 4.9 km2 (Values of <7.5 Wt.% MC are included within these sub-zones where a nine-point moving average of the sample and all immediately adjacent surrounding samples gives a value >7.5 Wt.% MC).  Individually labelled as Zones “A”, “B”, “C” and “D” in Figure 10, these higher-grade zones reported average results of 8.6, 9.7, 9.7 and 8.7 Wt.% MC respectively with a weighted mean of 8.9 Wt.% MC on the basis of a 250 x 250 m grid sampling pattern.

Phase II Infill Survey for surface sand samples over Toro Southeast and Toro Southeast Extension (see Figure 10) returned an overall mean MC content value of  5.4 Wt.% MC (max. 15.36  Wt.% MC), somewhat lower than Phase I (6.3 Wt.% MC, max. 15.16  Wt.% MC).  Toro Southeast and Toro Southeast Extension areas together include an additional 7.6 km2 area containing >5.0 Wt.% MC, although values of >7.5 Wt.% MC are generally more isolated and fewer than in Phase I.  Therefore, the number of higher-grade sub-zones selected in Phase I has not been increased by Phase II, with the exception that the area of Zone C has been increased by two sites, bringing the total surface area of the higher-grade sub-zones (>7.5 Wt.% MC) at Pampa El Toro to around 5.0 km2.

Therefore, the total area with values greater than 5.0 Wt.% MC in Phases I and II infill surface sand samples over the whole of Toro West and Toro Southeast zones amounts to approximately 20.0 km2 with a mean value of  5.9 Wt% MC.

The total area with values greater than 7.5 Wt.% MC in Phases I and II infill surface sand samples over the whole of Toro West and Toro Southeast zones amounts to around 5.0 km2 with a mean value of 9.0 Wt.% MC.

Geochemical analysis for total iron, titanium and vanadium in MC’s from Pampa El Toro 2005 reconnaissance surface sand samples at Acme Analytical Laboratories, Vancouver, gave median results of 73.97% Fe2O3 (51.78% Fe), 3.27% TiO2 and 1955 ppm V.  However, median values of 66.81% Fe2O3 (46.77% Fe) for infill phase samples are lower by 9.7%.  This may be due to the different types of magnetic separator used in each survey and the effectiveness of the separation.  However, reduction in % Fe2O3 is proportionally less than the apparent increase in % MC recovered, implying that while the Eriez magnetic separator may be allowing more non-ferrous material to be included in the MC, it may also be capturing a higher proportion of the magnetic fraction.  Median TiO2 and V results for the infill samples are 3.48% and 1685 ppm respectively.

17. 1. 2

Carbonera Dune Field

Sand samples from the Carbonera Dune Field (134 sites) reported a lower average value of 3.0 Wt.% MC content (median: 2.8 Wt.% MC, range: 0.2-11.0 Wt.% MC) than those from the Pampa El Toro Dune Field.

Owing to the relatively low magnetic minerals content of the majority of samples from the Carbonera Dune Field (117 of 134 sample sites reporting <4.0 Wt.% MC), no analytical work was conducted on the magnetic minerals concentrates from Carbonera, and no additional surface exploration work was undertaken.

17. 1. 3

Tanaca Dune Field

Reconnaissance and exploratory sand sampling of the Tanaca Dune Field gave a median value of 3.0 Wt.% MC content.  Consequently no analytical work was conducted on the magnetic minerals concentrates from Tanaca, and no additional surface exploration work was undertaken and the ground was subsequently relinquished.

17. 2

Percussion Drilling: Pampa El Toro

Phase I percussion drilling (13 holes) resulted in six drillholes reporting values of >5 Wt.% MC and a further two reporting values of 4.9 and 4.8 Wt.% MC respectively over the first 30 m.  Also, out of the 12 holes drilled to 100 m or deeper, three holes reported values of >5 Wt.% MC over their entire length.  However, the initial drilling programme did not test the highest-grade surface sands which subsequently were outlined by the infill sampling phase.  All of the holes except one lay outside of the >7.5 Wt.% MC zone, and only five were located within the >5.0 Wt.% MC zone.

Phase II percussion drilling to 60 m was designed by SRK Consulting Engineers determine if sufficient iron bearing sands exist at economic concentrates to support a 20 year life of mine iron mining operation.  Summary statistics from Phase II drilling conducted on compatible drillhole data (Table 5) show a marked fall-off in values of Wt.% MC from the 0-1 m interval to the 1-5 m interval of 20% in both the second-pass and third-pass results.  This is supported by results from trenching work, detailed below.

	Wt.% MC (2nd Pass)
Depth (m):	0 - 1	1 – 5
Mean:	5.84	4.69
Max:	10.20	7.30
Min:	2.05	2.29
Wt.% MC (3rd Pass)
Depth (m):	0 - 1	1 - 5
Mean:	5.41	4.30
Max:	9.80	6.91
Min:	1.78	2.05

Table 5.  Summary statistics of magnetic concentrate data for percussion drill results for 0-1m and 1-5m depth intervals.  Values are obtained from 92 boreholes with appropriate sampling intervals from the Phase II drilling program.

Summary statistics conducted on compatible percussion drilling data (Table 6) comparing Wt.% MC over intervals 0-15 m, 0-30 m, 0-45 m and 0-60 m respectively shows that there is a fall-off of 7.7% in Wt.% MC between the intervals 0-15 m and 0-60 m for second pass concentrates (7.8% for third pass concentrates).  Values tend to stabilize below 30 m to around 4.2 Wt.% MC for second pass and 3.8 Wt.% MC for third pass.  These figures should be viewed in the context that there may be factors affecting recovery of MC from drillhole samples that are currently unknown.

	N = 107	N = 107	N = 106	N = 105		N = 92	N = 92	N = 92	N = 91
	Wt.% MC (2nd Pass)					Wt.% MC (3rd Pass)
Depth (m):	0 - 15	0 - 30	0 - 45	0 – 60	Depth (m):	0 - 15	0 - 30	0 - 45	0 - 60
Mean:	4.56	4.31	4.19	4.21	Mean:	4.15	3.90	3.82	3.83

Table 6.  Summary statistics of magnetic concentrate data for percussion drill results at 15m intervals to a total of 60m depth – Phase I & II drilling programs.  This data is based on separations of raw samples from 107 boreholes, 13 from Phase I (2nd pass data only) and 94 from Phase II (2nd and 3rd pass data) drilling programs.  Values are appropriately weighted where 0-1m and 1-5m intervals were processed.

Raw (unseparated) sand samples were analysed in 2008 for all boreholes (Phase I and II drilling campaigns) to a depth of 30 m (n=724).  This was to determine the in situ Fe grade of the deposit in preparation of an external resource estimate.  The results average an in situ iron grade of 4.65% Fe from 0–30 m depth and 4.88% Fe from 0–15m depth.

17.3

Trenching: Pampa El Toro

Table 7 summarizes MC data obtained from trenching.  The results are in close agreement with those derived from percussion - there is a marked fall-off in MC values between intervals 0-1 metres and 1-5 metres from surface, in this case 33% (cf. 20% for Phase II percussion drilling).  This suggests that the MC in the top metre of the pampa sands has been enriched by around 50% with respect to the underlying four metres, perhaps by a prolonged period of slow sedimentation and winnowing.  This has important implications with respect to using surface sands MC determinations, particularly pampa sands, in projecting the likely MC levels at depth.  A scatterplot of Wt.% MC for 26 Phase II Infill Survey drillholes and corresponding adjacent trenches to a maximum depth of 5 m from surface shows a weak bias towards higher MC values in the trench samples (Figure 14).  This might reflect losses in MC due to the presence of fines caused by milling of the drillhole samples, as noted above, and merits further investigation.

	Wt.% MC (2nd Pass)
Nº Samples	35	35	35	35	31	30	31
Depth (m):	0 - 1	1 – 2	2 - 3	3 - 4	4 - 5	5 - 6	1 - 5
Mean:	7.30	5.24	4.89	4.68	4.57	4.80	4.89
Max:	12.10	8.20	7.50	7.63	7.30	7.14	6.58
Min:	2.96	2.37	2.57	2.63	2.11	2.04	2.85
Std Dev:	2.44	1.58	1.27	1.17	1.36	1.34	1.06

Mean MC Grade (0-6m): 5.25 Wt. %

	Wt.% MC (3rd Pass)
Nª Samples	35	35	35	35	31	30	31
Depth (m):	0 - 1	1 – 2	2 - 3	3 - 4	4 - 5	5 - 6	1 - 5
Mean:	6.87	4.84	4.52	4.31	4.23	4.47	4.53
Max:	11.62	7.62	7.07	6.93	6.85	6.74	6.14
Min:	2.64	2.08	2.27	2.35	1.86	1.80	2.58
Std Dev:	2.39	1.52	1.23	1.12	1.31	1.30	1.02

Mean MC Grade (0-6m): 4.87 Wt. %

Table 7.  Summary statistics of magnetic concentrate data for trenching results at Pampa El Toro by both excavator and bulldozer.  Data is summarized for each 1m interval sampled below the surface.

Figure 14.  Scatterplot of Wt.% MC for samples at 1m intervals from 26 percussion drillhole / corresponding trench pairs to a maximum depth of 5 m from surface.

17. 4

Mineral Processing and Metallurgical Testing

Six laboratory-scale mineral processing and metallurgical studies on the iron sands (Section 13.1, Table 2) has tested various techniques and parameters for upgrading the iron sand mineralization.

The 2005 SGS Lakefield testwork indicated that it was highly unlikely to produce an economic concentrate using fine grinding.  In 2006, Solumet/ SGS Lakefield testwork produced a concentrate containing 66.20% FeTOT (upgraded from 63.5%), 3.56% TiO2, 0.56% V2O5 and 0.18% P2O5

Midrex testwork (2005 / 2006) produced a magnetic concentrate grade of 11.43 Wt. %, with a total Fe content of 59.70%, 2.02% TiO2 and 0.80% V2O5 employing a three-stage magnetic separation process, obtained a 7.1 Wt. % MC containing 59.1% FeTOT, 4.1% TiO2 and 0.45% V2O5.

Finally, Bateman Engineering bulk magnetic separation on a bulk composite sample of raw drillhole-derived sands (2006) made a product grade of 79.8% Fe2O3 (55.86% FeTOT), 4.89% TiO2 and 0.22% P2O5 from a magnetic concentrate grade of 2.75 Wt. %.  Gravity spiral and wet magnetic separation tests (2007) on a raw sand bulk trench sample resulted in low recoveries, and it was shown that only additional milling (grinding) of the sample increased the Fe grade to 60.32% at a magnetic concentrate recovery of 3.35%.

The magnetic separation pilot plant commissioned by Cardero in 2008 (section 13.2, Table 3) has demonstrated that it is possible to upgrade the surface raw sand to over 55% Fe using large-scale, yet simple, magnetic separation technology.  Calculated recoveries from this plant test, based on a head grade of surface sand material, indicate that it would take 12.7mt of sand to produce 1mt of concentrate (Hoffman 2008b).

Initial screening tests of the concentrate have indicated that the concentrate Fe grade can be further improved to 62.8%, and this testing and resulting recovery implications is ongoing.

18

INTERPRETATION AND CONCLUSIONS

Exploration conducted to date at the Iron Sands Project has resulted in the discovery of a large, low-grade magnetite sand deposit at Pampa El Toro which could be amenable to modern bulk mining technologies.  Surface sampling and subsequent percussion drillhole testing indicates that the overall magnetite content is relatively homogeneous, particularly in the uppermost 30 meters.  Sample density achieved in the investigations is considered to be more than adequate to support these assertions.

Based on available information, it would appear that a certain amount of milling and grinding of the sand has occurred during percussion drilling, resulting in samples which may result an under-estimation of magnetic mineral content and Fe grades due to possible loss of magnetite to fines in addition to contamination of MC by fine non-magnetic fractions.  This is not expected to affect the in situ Fe grade, on which an SRK resource estimate is currently in progress.

Mineral processing/recovery tests conducted by five separate, independent laboratories provide encouraging results clearly indicating the feasibility of magnetic separation and upgrading of raw sand material to produce a final iron concentrate of 53.4% to 66.2% Fe.  The tests have investigated various upgrading techniques with the objective of reducing the Si content of the concentrate.  These included dry magnetic separation using a variety of drum magnet specifications, gravity spirals, wet magnetic separation techniques and grinding of the concentrate.  Whereas the tests that included wet separation techniques and grinding of the concentrate were able to upgrade the material, their economic viability outweighs their effectiveness.  Dry magnetic separation techniques were determined to be the most effective and viable.

The Pilot Plant dry magnetic separation tests recovered up to 7.5 Wt. % MC at a grade of 55.5% Fe from the Pampa el Toro bulk sample.  Screening of the concentrate is currently being investigated as an additional upgrading step, as preliminary testing has indicated that the grade may be improved to 62.8% Fe.  As this would be a simple and economic upgrading step, further testing is strongly recommended.

It should be noted that the Fe grade of the raw sand from borehole samples to a depth of 30 m is 4.65%.  Using this number, the calculated Fe recovery of the pilot plant test (63.7%) and a concentrate grade of 55.5%, it is calculated that it would require 18.75 mt of raw sand to produce 1mt of concentrate.  To this end, additional bulk sample pilot plant processing is required using the average ‘run-of-mine’ mineral grade to be established by the SRK resource estimate currently in progress.

Laboratory scale metallurgical testing indicates that it is feasible at the bench-scale to produce a high quality, saleable, iron product.  Pilot plant scale metallurgical testwork is required to determine if this is possible at an industrial scale.

The authors consider that the stated objective of the project, namely to identify a logistically easily accessible area containing the potential for sufficient resources of magnetite sand at sufficient concentration to support a viable 20 to 30 year integrated mining operation, has been met.

19

RECOMMENDATIONS & OBJECTIVES

1.

A completed resource estimate and preliminary economic assessment of the iron sands.

2.

Additional analytical work on the Pampa el Toro magnetic concentrate produced by the pilot plant is recommended using more precise iron-industry metallurgical grade determinations.  This will allow for more precise Fe recovery calculations for the pilot plant tests, as well as for the future melting tests.

3.

Pilot scale melting tests to determine if the concentrate is commercially viable.  The melting test will process the concentrate produced from the concentrate pilot plant operation to produce a large sample of both pig iron as well as slag.  The objectives of the large scale melting test are to define the agglomeration technology, identify melter operation parameters and produce large samples of pig iron and slag for subsequent use.  Production of a large sample of pig iron will develop confidence in the chemistry of the product that would be produced by the commercial melter.  The slag sample will be used in identifying the optimum technology route for recovery of both vanadium and titanium.  Information gathered from the slag recovery test program will define the criteria necessary for the slag recovery plant.

4.

A project pre-feasibility study as well as concentrator-melter-slag recovery commercial pre-engineering effort should proceed in parallel with the melting tests.  The objective of the scoping study and pre-engineering effort will be to produce process flow sheets, equipment lists and budgetary cost estimates for the iron sands project.

5.

Additional bulk mining tests at ROM grades, as determined by the independent resource estimate (1).

A work programme based on the recommendations listed above would cost approximately US$ 3.5 million, and could be completed within a 12-14 month period.

20

DATE AND SIGNATURE PAGE

The effective date of this technical report, entitled “Technical Report on the Iron Sands Project: The Pampa El Toro, Carbonera and Tanaca Dune Fields, near Nazca, Peru”, is January 20, 2009.

Dated: January 20, 2009

Signed:

(signed)  Mark D. Cruise

Mark D. Cruise, EurGeol

(signed) Glenn E. Hoffman

Glenn E. Hoffman, MMSA QP##01322 Metallurgy/Processing

21

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Cook, S. (2006): Update on Peru Iron Sands Project (Draft).  Short report. 4 pp.

Eriez Magnetic Research and Development (2006).  Test summary: Magnetic concentrate of Black Sands. 14 September 2006. 3 pp.

Gay, S.P. Jr. (2005).  Blowing Sand and Surface Winds in the Pisco to Chala Area, Southern Peru.  Journal of Arid Environments, Volume 61, pages 101-117.

Hoffman, G. (2008a) Final PET Pilot Plant Test Report. Internal report to Cardero Resource Corp., April 2008. 9 pp.

Hoffman, G. (2008b): Campaign 2 PET Pilot Plant Test Report and RDI C3. Internal report to Cardero Resource Corp., July 2008 5 pp.

Holland, L. (2008) Preliminary report on the Pilot Plant Operation of Pampa el Toro. Report to Cardero Resource Corp, March 2008. 7 pp.

Hawkes, N., Clark, A.H. and Moody, T.C. (2002).  Marcona and Pampa de Pongo: Giant Mesozoic Fe-(Cu, Au) Deposits in the Peruvian Coastal Belt.  In:  Porter, T.M. (Ed.), Hydrothermal Iron Oxide Copper-Gold and Related Deposits:  A Global Perspective, Volume 2. PGC Publishing, Adelaide, pages 115-130.

Le Couteur, P.C. (2005).  Comments on Extracting Magnetite from Iron Sand Samples, Nazca area, Peru.  Micron Geological Ltd.  Preliminary report to Cardero Resource Corp., December 25, 2005. 14 pp.

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Rademeyer, L.P. (2006).  Pampa El Toro Titano-Magnetite Deposit, Peru (Dry Magnetic Test Work).  Report on behalf of Bateman Minerals and Metals (Pty) Ltd. for Cardero Resource Corp. 29 November, 2006. 23 pp.

Rademeyer, L.P. (2007). Pampa El Toro Titano-Magnetite Deposit, Peru (Dry and Wet Magnetic Test Work).  Report on behalf of Bateman Minerals and Metals (Pty) Ltd. for Cardero Resource Corp. 13 September, 2007. 19 pp.

Ripke, J. (2005).  Final Report – Magnetic Separation of Koripampa Sand and Fastmelt Test Series II Results.  Midrex Technical R & D Centre.  Report to Cardero Resource Corp., November 30, 2005. 12 pp.

SGS Lakefield Research Limited (2005a).  A Mineralogical Examination of  #2 ROM Peruvian Sands.  SGS Lakefield Research Limited.  Report to Cardero Resource Corp., April 11, 2005. 18 pp.

SGS Lakefield Research Limited (2005b).  An investigation into “The Recovery of Magnetite from a Mineral Sand Deposit in Peru”.  LR 10987-001-Report Nº 1. 15 April, 2005. 10 pp.

Solumet Metallurgical Solution Inc. (2006).  Technical evaluation of magnetite concentrate from Cardero´s “Iron Sands” in Peru.  A report prepared on behalf of Worldlink Resources Canada, in cooperation with Cardero Resources.  21 September, 2006. 25 pp.

Torres, S. (2006a).  Informe de la Segunda Fase del Programa de Perforación en Pampa El Toro.  Mayo – Julio del 2006.  Internal report to Cardero Resource Corp. October 2006. 78 pp.

Torres, S. (2006b).  Trench Sampling Method.  Inter-office memorandum to TOCM. 12 September, 2006. 4 pp.

Van der Merwe, A. (2006a).  Report on a Site Visit to the Pampa El Toro and Carbonera Iron Sands Deposits, Ica Region, Peru.  SRL Consulting, Report 360457 prepared for Cardero Resource Corp.  April, 2006. 23 pp (Draft).

Van der Merwe, A. (2006b).  Peru site visit June 2006. Memorandum from SRK Consulting to Mark Cruise at Cardero Resources.  29 June, 2006. 8 pp.

MARK D. CRUISE, EurGeol

CERTIFICATE OF AUTHOR

I, Mark D. Cruise, EurGeol. do hereby certify that:

1.

I am currently employed as Vice President, Business Development, of Cardero Resource Corp. (the “Issuer”) with my office at

1920 – 1188 West Georgia Street

Vancouver, British Columbia

CANADA  V6E 4A2

2.

I graduated with a degree in Bachelor of Arts in Geology (honours) from the University of Dublin, Trinity College in 1992.  In addition, I have obtained a Doctorate in Philosophy in Geology from the University of Dublin, Trinity College in 2000.

3.

I am a Professional Member of Institute of Geologists of Ireland and the European Federation of Geologists.

4.

I have worked as a geologist for a total of 15 years since my graduation from University.

5.

I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6.

I am responsible for the preparation of all sections, excluding 13, 10.4, 17.4 and the mineral processing and metallurgical testing components of sections 14, 18 and 19 of the technical report titled Technical Report on the Iron Sands Project: The Pampa El Toro, Carbonera and Tanaca Dune Fields, near Nazca, southern Peru and dated January 20, 2009 (the “Technical Report”) relating to the Iron Sands property.  I have visited the Iron Sands property on numerous occasions from December 2004 to most recently in June 2006, respectively.

7.

Prior to the commencement of my employment with the Issuer in November, 2004, I had not had any involvement with the Iron Sands property.

8.

I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

9.

I am not independent of the Issuer applying all of the tests in section 1.5 of National Instrument 43-101, by reason of being an employee, shareholder and the holder of incentive stock options of, the Issuer.

10.

I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

11.

I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public company files on their websites accessible by the public, of the Technical Report.

Dated this 20th day of January, 2009.

“Mark D. Cruise” (signed)

Mark D. Cruise, EurGeol.

GLENN E. HOFFMAN, MMSA QP

CERTIFICATE OF AUTHOR

I, Glenn E. Hoffman, Engineer, do hereby certify that:

12.

I am currently employed as President & CEO, Cardero Iron Ore Company Ltd., with my office at:

1092 John Clyburn Rd.

Lancaster, SC

USA  29720

13.

I graduated with a degree in Bachelor of Science in Metallurgical Engineering (Honors) from the Illinois Institute of Technology in 1975, and a Master of Science in Metallurgical Engineering from the Michigan Technological University in 1977.

14.

I am a Professional Member of the Mining and Metallurgical Society of America, Society of Mining Engineers (SME), AIST, and The Metallurgical Society (TMS).

15.

I have worked as a metallurgical engineer for over 30 years since my graduation from University.

16.

I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

17.

I am responsible for the preparation of sections 13, 10.4, 17.4 and the mineral processing and metallurgical testing components of sections 14, 18 and 19 of the technical report titled Technical Report on the Iron Sands Project: The Pampa El Toro, Carbonera and Tanaca Dune Fields, near Nazca, Southern Peru and dated January 15, 2009 (the “Technical Report”) relating to the Iron Sands property.  I visited the Iron Sands property on numerous occasions from October 2007 to most recently in August 2008 respectively.

18.

Prior to joining Cardero Iron Ore Company Ltd. my only prior involvement with the Iron Sands property was in connection with supervising the testing by my then employer, Midrex Technologies Inc., of sample material from the Iron Sands property.

19.

I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

20.

I am not independent of Cardero Resource Corp. (the “Issuer”) applying all of the tests in section 1.5 of National Instrument 43-101, by reason of being an employee of a subsidiary of, and a shareholder and holder of incentive stock options in, the Issuer.

21.

I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

22.

I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public company files on their websites accessible by the public, of the Technical Report.

Dated this 20th day of January, 2009.

“Glenn E. Hoffman” (signed)

Glenn E. Hoffman, MMSA QP #01322 Metallurgy/Processing